Filed Pursuant to Rule 424(b)(4)

Registration No. 333-239750

PROSPECTUS

Summit Wireless Technologies, Inc.

Up to 4,315,000 Shares of Common Stock underlying Warrants

This prospectus relates to the offer and resale of up to an aggregate of 4,315,000 shares of common stock of Summit Wireless Technologies, Inc. (the “Company”, “we”, “us” or “our”), issuable upon exercise of certain outstanding common stock purchase warrants issued by us as follows (i) up to 2,275,000 shares (the “June 8th Warrant Shares”) of our common stock, par value $0.0001 per share (“Common Stock”), issuable upon exercise of common stock purchase warrants (the “June 8th Warrants”) issued by us in connection with a private placement transaction pursuant to a securities purchase agreement, dated as of June 4, 2020 (the “June 8th Purchase Agreement”), which June 8th Warrant Shares were issued concurrently with the issuance of 2,275,000 shares of Common Stock pursuant to our registered direct offering that closed on June 8, 2020, and (ii) up to 2,040,000 shares (the “June 11th Warrant Shares”, and together with the June 8th Warrant Shares, the “Warrant Shares”) of Common Stock, issuable upon exercise of common stock purchase warrants (the “June 11th Warrants”, and together with the June 8th Warrants, the “Warrants”) issued by us in connection with a private placement transaction pursuant to a securities purchase agreement, dated as of June 9, 2020 (the “June 11th Purchase Agreement”, and together with the June 8th Purchase Agreement, the “Purchase Agreements”), which June 11th Warrant Shares were issued concurrently with the issuance of 2,040,000 shares of Common Stock pursuant to our registered direct offering that closed on June 11, 2020. The holders of the Warrant Shares and the Warrants are each referred to herein as a “Selling Stockholder” and collectively as the “Selling Stockholders.”

This prospectus also covers any additional shares of Common Stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The Warrant Shares will be resold from time to time by the Selling Stockholders listed in the section titled “Selling Stockholders” beginning on page 30.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Warrant Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Warrant Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Stockholder may sell its Warrant Shares in the section titled “Plan of Distribution” on page 48.

We are registering the Warrant Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders in the offering described in this prospectus, we will receive $2.55 per share upon the cash exercise of each of the June 8th Warrants and $2.61 per share upon the cash exercise of each of the June 11th Warrants. Upon the exercise of the Warrants for all 4,315,000 Warrant Shares by payment of cash, however, we will receive aggregate gross proceeds of approximately $11.1 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Warrant Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Warrant Shares.

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “WISA.”

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings. This prospectus describes the general manner in which the Warrant Shares may be offered and sold. If necessary, the specific manner in which the Warrant Shares may be offered and sold will be described in a supplement to this prospectus.

Investing in our Common Stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 15 and in the documents which are incorporated by reference herein before you invest in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 22, 2020.

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 4,315,000 shares of Common Stock issuable upon the exercise of the Warrants. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Common Stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of Common Stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to the “Summit,” “Company,” “we,” “our” and “us” refer to Summit Wireless Technologies, Inc., a Delaware corporation.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement or amendment and the information incorporated by reference in this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors, and the industry in which we do business, among other things. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance, future results and actions to differ materially from any forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The forward-looking statements in this prospectus, the applicable prospectus supplement or any amendments thereto and the information incorporated by reference in this prospectus represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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PROSPECTUS SUMMARY

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Overview

We believe that the future of audio technology is in wireless devices and that Summit is well positioned to deliver best-in-class immersive wireless sound technology for intelligent devices and next generation home entertainment systems. We currently sell modules which wirelessly transmit and receive audio directly to speakers. Additionally, we plan to license our proprietary software technology, currently embedded in our wireless modules, to other companies who can then embed our technology into other Wi-Fi enabled smart devices. The segment of the wireless audio market that Summit focuses on is comprised of scalable multichannel solutions with levels of latency that are low enough to synchronize with video. The term multichannel refers to the use of multiple audio tracks to reconstruct a sound field using multiple speakers.

As part of the effort to grow the wireless multichannel home audio segment, Summit was a founding member of the WiSA Association, an association dedicated to providing industry leadership and consumer choice through interoperability testing between brands. There are currently over 60 brands participating in the WiSA Association. Products certified and marked with a WiSA Association logo have been tested to interoperate. This preserves consumer choice by enabling consumers to choose different wireless transmitting products across different brands where audio is decoded with speakers that have the WiSA Association logo displayed. Our marketing strategy focuses on, what we believe, are two emerging wireless audio market needs: better audio quality and lower signal latency. Summit currently sells custom semiconductor chips and wireless modules to a growing list of consumer electronics customers, including major brands in the consumer electronic industry. We believe that a growing adoption of our technology by leaders in this industry will revolutionize the way people experience media content through their mobile devices, televisions (“TVs”), game consoles and personal computers (“PCs”).

Our Business Focus

Our primary business focus is to enable mainstream consumers and audio enthusiasts to experience high quality wireless audio. We intend to continue selling our proprietary wireless modules to consumer electronics companies while also expanding our focus to implement a lower cost solution by porting our software onto commercially available internet of things (“IoT”) modules with integrated Wi-Fi technology.

Industry Background

The primary growth segments for in home entertainment have been “Bluetooth” stereo accessories which include single speakers, headsets, and more recently, “multi-room” stereo speakers that use your home’s Wi-Fi network to stream audio throughout the house. The information contained in or accessible through the foregoing website is not part of this prospectus or the registration statement of which this prospectus forms a part, and is for informational purposes only.

Our Technology

Our technology addresses some of the main issues that we perceive are hindering the growth of the home theater: complexity and cost. We believe that consumers want to experience theater quality surround sound from the comfort of their homes. However, wired home theater systems often require expensive audio-visual (“AV”) receivers to decode the audio stream, leaving the consumer with the burden of concealing the wires. Hiring a professional to hide the wires into the walls or floor is invasive, complicated, costly and time consuming. Further, people that rent as opposed to own may not be able to install these systems as the installation construction needed may not be permitted under a lease agreement. Our first-generation wireless technology addresses these problems by transmitting wireless audio to each speaker at Blu-ray quality (uncompressed 24-bit audio up to 96 kHz sample rates) and emphasizing ease of setup. To our knowledge, Summit’s custom chips and modules technology is one of the only technologies available today that can stream up to eight (8) separate wireless audio channels with low latency, removing lip-sync issues between the audio and video sources. In addition, every speaker within a system that utilizes our technology can be synchronized to less than one microsecond, thus eliminating phase distortion between speakers. Summit’s first-generation technology shows that wireless home theater systems are viable home audio solutions for the average consumer and audio enthusiast alike.

Summit is currently developing certain proprietary software for which patent applications have been submitted that we believe will allow us to enable smart devices that have Wi-Fi and video media to deliver surround sound audio. A prototype version of our software technology has been demonstrated to select customers (pursuant to confidentiality agreements) at recent Consumer Electronics Shows in Las Vegas, Nevada. Our goal is to commercialize a software based-solution, which other brands can integrate into their devices, that will (i) reduce integration costs for mass market use, (ii) utilize Wi-Fi for wireless connectivity, making it easy to integrate into today’s high volume, low cost systems on a chip (“SOC”) and modules, (iii) provide a low power consumption option to allow for use in battery powered devices, and (iv) provide compatibility with popular consumer electronic operating systems.

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WiSA Association

Our wholly-owned subsidiary, WiSA, LLC, operates the WiSA Association, which is an association comprised of brands, manufacturers, and influencers within the consumer electronics industry, all of which agree that a standardized method of interoperability between wireless audio components should exist, and most of which believe that products should be brought to market with this goal in mind. The WiSA Association creates, maintains and manages specifications for wireless interoperability that are available to all association members. For products with a WiSA Association certification, the WiSA Association also creates, maintains and manages testing criteria and specifications for all products to be listed, marketed and sold. WiSA-certification is an industrywide “stamp of approval” certifying that a product is interoperable with other products in the WiSA ecosystem and has passed several high-performance tests ensuring interoperability and wireless performance standards are met. As the sole owner of WiSA, LLC, we certify all WiSA Association products.

In 2018, the Company introduced the WiSA ReadyTM certification. The WiSA ReadyTM certification identifies entertainment sources – such as TVs, gaming systems or computers – that are equipped to deliver up to eight (8) channels of HD audio to WiSA-certified speakers when connected with a WiSA Universal Serial Bus (“USB”) transmitter. This program simplifies consumer set-up and reduces costs by replacing AV receivers or wireless hubs with a low-cost USB accessory. We believe that using WiSA ReadyTM products allows consumers to more simply and conveniently enjoy wireless multi-channel sound, eliminating the clutter, wires and complicated installs generally required to create immersive audio experiences. LG Electronics introduced two premium model lines, OLED and Nanocell TVs, as WiSA ReadyTM TVs in 2019 and has continued the feature in their 2020 TVs. The Company expects two to three other TV projects to go into production in 2020 and anticipates three to four additional TV brands to be marketing WiSA projects in 2021.

Currently, WiSA-certified products are required to use Summit modules in order to meet the standards set by the WiSA Association. As a result, WiSA Association members purchase modules from us in order to build their products to meet such standards.

Among WiSA-certified products, consumers will be able to outfit their home entertainment system with WiSA-certified speakers and components from any participating vendor with the assurance that the devices will interoperate and provide high quality wireless HD surround sound.

The WiSA Association manages logo usage and trademark guidelines, investigates alternative markets, connects brands to manufacturing resources, and, we believe, provides industry leadership in solving the challenges facing the home theater and commercial markets in the integration of wireless audio technology.

WiSA Association web traffic has experienced recent dramatic growth in unique user visits to its site. Traffic increased by 1,199 visits in the first quarter of 2019, 2,259 visits during the second quarter of 2019, 3,434 visits during the third quarter of 2019, 19,217 visits during the fourth quarter of 2019 and 34,235 visits during the first quarter of 2020. The WiSA Association utilizes Google analytics to identify and measure unique user web traffic.

Modules

Summit has designed wireless modules that provide high performance wireless audio for our customers to integrate into their products, such as a speaker, TV, media hubs and USB or HDMI dongles. These modules include our custom semiconductors with our intellectual property (“IP”) built in as well as a Wi-Fi radio for communications. By designing and selling these modules, we can reduce our customers’ design expense, accelerate their time-to-market cycle, and reduce the cost of each module. Summit offers both a “TX” module to transmit the audio from a host device like a media hub, TV or dongle to WiSA-enabled speakers and an “RX” model for speakers that receive the wireless audio signal and processes it for audio play out.

Modules for Consumer Products

Summit’s TX modules are targeted for integration into TVs, AV receivers, media hubs and USB or HDMI dongles. Summit’s transmitter, with its integrated antenna, is designed to support rooms as large as 10-meters by 10-meters with uncompressed, 24-bit audio up to 96 kHz sample rate. The module supports a simple interface, with Inter-IC Sound (“I2S”) or USB audio and control. In addition, Summit’s technology has been approved by Digital Content Protection, LLC, the licensing agency for High-bandwidth Digital Content Protection, as an audio only output technology for retransmission of audio content.

Summit’s receiver interfaces to a digital amplifier and is designed to be integrated directly into a home theater speaker. The four printed circuit board antennas simplify system integration while providing robust reception of 24-bit audio up to 96 kHz sample rates virtually anywhere within a 10-meter by 10-meter space. It supports one or two separate audio outputs via I2S. An optional interface on the receiver module can be enabled to configure the speaker type and provide volume/mute control at the speaker. Alternatively, the speaker type can be assigned at the factory for preconfigured Home Theater in a Box applications.

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The Summit Opportunity

We believe that the following attributes: cost, mobility, video support, ease of installation and quality create a market opportunity for Summit’s technologies to be adopted by the consumer electronics industry as described further below.

Cost

We believe that the simplicity and cost structure of our current WiSA USB transmitter and upcoming embedded software solution will make our prices competitive for a wider range of applications, allowing consumer electronics companies to integrate our technology, while also delivering high quality audio.

Mobility

Mobile devices are popular for streaming video, gaming and using virtual reality applications. We believe that this is driving a need for an embedded high-fidelity wireless solution in the mobile device that can transmit audio to headsets or speakers within a room. Summit’s technology enables high quality wireless audio transmission from mobile devices.

Video Support

Wireless audio capable of supporting video has become a priority for consumers across a variety of high-volume multimedia platforms, including TV’s, smartphones, game consoles and set-top boxes. Video applications require audio and video to be perfectly synchronized in order to avoid lip-sync and speaker audio phase distortion issues. Summit’s technology prioritizes low latency and synchronization to less than one microsecond, thus practically eliminating phase distortion between speakers.

Ease of Installation

We believe that the home theater market has moved toward simplicity in recent years. The costly and inconvenient home theaters of the past have left consumers with a desire for audio systems that provide a simplified installation process. We believe that new audio systems, including the predominant sound bar system, are unable to provide high levels of performance, especially in the surround-sound market. Summit’s technology greatly simplifies the installation process of true surround-sound systems. This allows consumers to install a home theater system with the same amount of effort as a sound bar, but enjoy a far superior experience. We believe that an overwhelming majority of the content entering consumers’ homes through digital TV and streaming services is provided in a multi-channel format, which is why Summit’s goal is to facilitate enjoyment of true surround sound for both the everyday consumer and audio enthusiast.

In addition to easy installation, Summit modules provide consumers with a multitude of options, allowing customization of a home theater specific to each consumer, without being forced to stick with one brand of speaker. For example, our hope is that a consumer might start with a Summit enabled sound bar for their TV and then add a Summit enabled subwoofer. That same system can be easily upgraded to a variety of surround sound systems by simply adding more speakers. Our technology will allow consumers to upgrade an audio system or just one component of the system without the need to replace the entire system. Consumers can keep the original transmitter, sound bar, and subwoofer and integrate them seamlessly into a new system. Being able to outfit a home entertainment system with Summit-enabled speakers and components gives consumers the ability to express their individual preference and needs and provides the assurance that the devices will interoperate, delivering what we believe is the highest standard in HD wireless surround sound.

Dissatisfaction with Bluetooth Performance and Quality

We believe that consumers want better performance and quality from their Bluetooth audio devices. For example, they may want headsets that stay connected over longer distances or products that offer better audio fidelity. By offering a solution that addresses these needs at a comparable price point to Bluetooth, we believe that we can build consumer demand for our technology.

Profitability of Audio Component Accessories

High-definition televisions (“HDTVs”) are getting thinner and it is becoming increasingly difficult to incorporate the latest electronic advances into such thin displays. Over two hundred million smart TVs are currently sold annually. We expect that eventually most of the electronics will be external to the display. We believe that the first physical feature to be removed from HDTVs will be the audio component, since there is very little room for quality speakers in today’s thin displays. We believe that HDTV manufacturers know that they need to provide an audio alternative. Additionally, since cost is a significant consideration, we believe that some manufacturers may offer external sound bars which will satisfy some consumers, but perhaps not the consumers who desire a high-quality audio alternative. Over thirty-five million sound bars are forecasted to be sold in 2020 by Statista. We believe that these developments are creating an inflection point in the market, and manufacturers are looking to Summit’s technology to create a standard for wireless audio interoperability that will support a long-term product strategy for the successful development of high quality, wireless audio products. By designing speaker systems that incorporate Summit’s technology, consumer electronics companies will be able to sell easy-to-install surround sound audio solutions alongside TVs.

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Enjoyment of improved audio on existing content

We believe that the growth in the number of video devices streaming multi-channel audio content, coupled with new 3D immersive sound experiences from Dolby’s ATMOS and DTS’ DTSx formats, will help propel the demand for wireless speakers well into the future.

Enjoyment of wireless audio without interference from other wireless signals

Having other devices nearby that also use the 5 GHz band should not affect the performance of a Summit-enabled audio system, as Summit’s technology can seamlessly switch to another frequency within the 5 GHz band. The 5 GHz U-NII spectrum utilized by Summit technology has up to 24 channels available that are constantly monitored for interference using the Dynamic Frequency Selection sub-band between 5.2 and 5.8 GHz. When interference is detected, the next channel, having been monitored for over one minute and confirmed for accessibility, is ready to be accessed and Summit-enabled devices switch seamlessly to that channel, without the user ever noticing or the audio experience being affected.

What Distinguishes Summit from its Competitors

Both the proprietary technology and the adoption of the technology by leaders in consumer electronics are differentiating factors for Summit. Our management believes that Summit is one of the only companies with the technical capabilities of transmitting high resolution, low latency, and speaker synchronization of wireless audio capable of supporting up to 8 channels. Premium consumer brands, like Bang & Olufsen, Harman International, a division of Samsung and LG Electronics, have begun to adopt our technology as a valued feature in performance products.

Category Defining Wireless Audio

Our wireless audio technology delivers 8 channels of uncompressed audio directly to the speakers in 24-bit and up to 96 kHz sample rates. This means that a consumer can experience audio exactly as it was mastered in the studio. Summit’s technology supports surround sound systems up to 7.1 or 5.1.2 for Dolby ATMOS configurations.

Alternative technologies such as, standard Bluetooth and WiFi protocols were not designed to transmit real-time audio synchronized to video. Standard Bluetooth and WiFi technologies work best for audio only applications when video is not a part of the listening experience. In audio-only applications, latency is less critical and can be buffered in memory to insure proper speaker synchronization even when audio data retransmissions are needed in today’s congested wireless environments. In video applications, retransmissions add to latency. Standard Bluetooth and WiFi protocols have long variable latency that can exceed 50ms, resulting in lip-sync issues and variable speaker synchronization, making quality multichannel audio experience unachievable. A few custom software and or silicon-based solutions exist today that improve performance, but compared to Summit, such products have longer latencies, lower performing speaker synchronization, and are limited to 2-4 audio channels and often limited to 16-bit CD quality audio.

Summit’s technology roadmap includes proprietary software, currently in development, that will support Wi-Fi protocol. This proprietary software has been designed to scale in the number of wireless audio channels and sample rates supported as Wi-Fi performance or network utilization changes.

Summit Customers

Summit currently sells wireless modules containing custom semiconductor chips to a growing list of consumer electronics customers, including major brands such as Axiim, Bang & Olufsen, Enclave Audio, Klipsch, LG, Harman International, a division of Samsung, Sharp, Savant and System Audio. We believe that the use of our products by well-known consumer electronics brands will provide an opportunity to create wireless audio products that are simple to install and perform at high levels. Brands such as Bang & Olufsen and Klipsch have chosen Summit technology to drive their wireless home audio/theater product assortments. We believe that their leadership has brought credibility to the technology and paved the way at retail for other brands to follow.

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Our Strategy

Our goal is to establish and maintain a leadership position as the ubiquitous standard for hi-fidelity wireless, multi-channel audio. To obtain and enhance our position as the leading standard in the audio space, we intend to:

•	improve recognition of our Summit brand and the WiSA Association standard brand;

•	provide excellent products and services to our customers and members;

•	make sure our technology is accessible to many consumers by having our technology in consumer electronics devices that sell at a variety of price points;

•	expand market awareness of wireless multi-channel hi-fidelity audio experience availability;

•	reduce hardware costs;

•	enhance and protect our IP portfolio;

•	invest in highly qualified personnel; and

•	build innovative products alongside the world’s leading consumer electronics companies.

We currently sell our modules in relatively small quantities. As new customers introduce Summit-enabled products and current customers introduce second and third generation Summit-enabled products, we expect that orders for our modules will increase proportionally. With larger orders, we believe that we can take advantage of economies of scale and improve our gross margins on our modules.

Interoperability

Interoperability is a key aspect of wireless technology. We believe that this is especially true with audio technology, where unique designs, price points, audio quality and capabilities as well as consumer brand loyalties are significant factors for the end consumer. Creating home theater and audio components that all work with an interoperable standard creates a high level of confidence in retailers and consumers in the functionality of the entire entertainment system. Interoperability also increases the opportunity for specialized brands to create new and innovative products, knowing they can focus on their specific part of the market and rely on others to create the necessary cohort components.

Corporate Information

We were formed as Summit Semiconductor, LLC, a Delaware limited liability company, on July 23, 2010. We converted to a Delaware corporation, effective December 31, 2017, at which time we changed our name to Summit Semiconductor, Inc. Effective as of September 11, 2018, we changed our name to Summit Wireless Technologies, Inc. We run our operations through Summit Wireless Technologies, Inc., as well as through our wholly-owned subsidiary, WiSA, LLC, a Delaware limited liability company.

Where You Can Find Us

Our principal executive offices are located at 6840 Via Del Oro, Ste. 280, San Jose, CA 95119 and our telephone number is (408) 627-4716. Our website address is www.summitwireless.com. The website for the WiSA Association is http://www.wisaassociation.org. The information contained on, or that can be accessed through, our websites is not incorporated by reference into this prospectus and is intended for informational purposes only.

Summit Wireless Technologies, Summit Semiconductor, Summit WirelessTM, the Summit Wireless Technologies, Inc. logo, the WiSA logo and other trade names, trademarks or service marks of Summit Wireless Technologies, Inc. appearing in this prospectus are the property of Summit Wireless Technologies, Inc. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

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Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, unlike public companies that are not emerging growth companies under the JOBS Act, we will not be required to:

•	provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”);
•	provide more than two years of audited financial statements and related management’s discussion and analysis of financial condition and results of operations;
•	comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;
•	provide certain disclosure regarding executive compensation required of larger public companies or hold stockholder advisory votes on the executive compensation required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); or
•	obtain stockholder approval of any golden parachute payments not previously approved.

We will cease to be an emerging growth company upon the earliest of the:

•	last day of the fiscal year in which we have $1.07 billion or more in annual revenues;
•	date on which we become a “large accelerated filer” (the fiscal year-end on which the total market value of our common equity securities held by non-affiliates is $700 million or more as of June 30);
•	date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or
•	last day of the fiscal year following the fifth anniversary of our initial public offering (“IPO”).

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, and we have elected to take advantage of such extended transition period for complying with new or revised accounting standards.

We have elected to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of these elections, which may result in a less active trading market for our common stock and higher volatility in our stock price.

Recent Developments

Resignation of Director and Appointment of New Director

On June 19, 2020, Sam Runco, one our directors, notified us of his decision to resign from the Company’s board of directors (the “Board”), effective June 19, 2020. Mr. Runco served on the nominating and corporate governance committee of the Board (the “Nominating and Corporate Governance Committee”). On June 22, 2020, the Board, pursuant to its powers under the Company’s bylaws, appointed Sri Peruvemba as a member of the Board to replace Mr. Runco, effective June 22, 2020. Mr. Peruvemba will serve as a director until the next annual meeting of the Company’s stockholders, at which time he will stand for election until the annual meeting of the Company’s stockholders following his election, or his earlier resignation, retirement, or other termination of service. Mr. Peruvemba was also appointed to serve on the Board’s audit committee (the “Audit Committee”) and the Nominating and Corporate Governance Committee.

Closing of April 2020 Public Offering

On April 23, 2020, we closed an underwritten public offering (the “April 2020 Offering”) for gross proceeds of approximately $6.5 million, before deducting underwriting discounts and commissions and estimated offering expenses, of (i) 1,525,000 shares of Common Stock and accompanying common stock purchase warrants (the “April 2020 Warrants”) to purchase up to an aggregate of 1,525,000 shares of Common Stock at a combined public price of $3.25 per share of Common Stock and accompanying April 2020 Warrant, (ii) pre-funded common stock purchase warrants to purchase up to an aggregate of 475,000 shares of Common Stock (the “April 2020 Pre-Funded Warrants”), and accompanying April 2020 Warrants at a combined public offering price of $3.24 per April 2020 Pre-Funded Warrant and accompanying April 2020 Warrant and (iii) warrants to purchase up to an aggregate of 100,000 shares of Common Stock, which Underwriters’ Warrants are issuable to Maxim, as the representative of the underwriters named therein (the “Representative”), pursuant to that certain underwriting agreement, dated as of April 21, 2020, between us and the Representative (the “Underwriting Agreement”). Pursuant to the Underwriting Agreement, we granted an option to the Representative to purchase up to an aggregate of 300,000 additional shares of Common Stock and/or warrants to purchase up to an additional 300,000 shares of Common Stock within 45 days after the date of the prospectus forming a part of the registration statement for the April 2020 Offering to cover over-allotments. On April 21, 2020, the Representative partially exercised such over-allotment option and purchased warrants exercisable for up to an aggregate of 229,100 additional shares of Common Stock, which resulted in additional gross proceeds to us of $2,291, excluding underwriting discounts and commissions.

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PPP Loan

On May 3, 2020, we were granted a loan (the “PPP Loan”) from Wells Fargo Bank, National Association (“Wells Fargo”) in the aggregate amount of approximately $847,000, pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020. The PPP Loan was funded on May 7, 2020.

The PPP Loan, which is in the form of a PPP promissory note and agreement, dated May 3, 2020 (the “Note Agreement”), matures on May 3, 2022 and bears interest at a rate of 1.00% per annum, payable monthly commencing on November 1, 2020. The PPP Loan may be prepaid by us at any time prior to maturity with no prepayment penalties. We intend to use the PPP Loan amount for payroll costs, costs used to continue group health care benefits, rent, and utilities. Under the terms of the Note Agreement, certain amounts of the PPP Loan may be forgiven if they are used for qualifying expenses, as described in the Note Agreement.

Nasdaq Notifications

On October 16, 2019, we received a written notification (the “Notice”) from the Nasdaq Stock Market LLC (“Nasdaq”) indicating that we were not in compliance with Nasdaq Listing Rule 5550(a)(2), as the closing bid price of our Common Stock was below $1.00 per share for the previous thirty (30) consecutive business days (the “Minimum Bid Price Requirement”). In order to regain compliance, the closing bid price of our shares of Common Stock had to meet or exceed $1.00 per share for at least ten (10) consecutive business days. On April 23, 2020, we received a notice from Nasdaq that the Nasdaq staff had determined that for the last ten (10) consecutive business days, from April 9, 2020 through April 23, 2020, the closing bid price of the Common Stock had been $1.00 per share or greater. Accordingly, we regained compliance with the Minimum Bid Price Requirement and this matter has closed.

On November 18, 2019, we were officially notified by Nasdaq that we did not comply with Listing Rule 5550(b) (the “Rule”), which requires a minimum of $2,500,000 stockholders’ equity (the “Stockholders’ Equity Requirement”), among other listing criteria. We were required to submit to Nasdaq a plan to regain compliance with the Stockholders’ Equity Requirement for consideration by the Nasdaq Listing Qualifications staff (“Nasdaq Staff”) by no later than January 2, 2020. On January 2, 2020, we submitted a plan to regain compliance (the “Compliance Plan”) to the Nasdaq Staff. On March 23, 2020, the Nasdaq Staff accepted the Compliance Plan and granted us an extension period pursuant to which we must regain compliance with the Rule. Among other things, the terms of such extension include that we must complete an equity raise on or before May 18, 2020, and must publicly disclose on a Current Report on Form 8-K our prior non-compliance with the Rule and such completed transaction that enabled us to regain compliance with the Rule. As discussed above, we completed an equity raise in the April 2020 Offering and, as a result, we believe that we have regained compliance with the Stockholders’ Equity Requirement, which we have disclosed on a Current Report on Form 8-K filed with the SEC on May 11, 2020. Notwithstanding the terms of such extension period, if we fail to evidence compliance with the Rule upon the filing of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, the Nasdaq Staff will provide written notification that our Common Stock will be delisted from Nasdaq, however we may appeal such delisting determination to the Nasdaq Hearing Panel.

On March 24, 2020, we were officially notified by Nasdaq that we did not comply with Listing Rule 5605 (the “Audit Committee Rule”), which requires that the Audit Committee include at least three independent directors. In accordance with Nasdaq’s Listing Rules, we have been granted a cure period in order to regain compliance with the Audit Committee Rule, which period ends on (i) the earlier of (x) our next annual stockholders’ meeting or (y) February 10, 2021 or (ii) if such annual stockholders’ meeting is held before August 10, 2020, then we must evidence compliance with the Audit Committee Rule no later than that date. If we fail to evidence compliance with the Audit Committee Rule upon such period’s end, the Nasdaq Staff will provide written notification that our Common Stock will be delisted from Nasdaq, however we may appeal such delisting determination to the Nasdaq Hearing Panel. On June 24, 2020, with the addition of Sri Peruvemba to the Audit Committee, which became effective on June 22, 2020, Nasdaq notified us that it has determined that we are in compliance with the Audit Committee Rule and the matter has been closed.

There can be no assurance that we will evidence compliance with the Stockholders’ Equity Requirement upon our filing of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, and, if we are unable to evidence compliance and we appeal any delisting determination as a result of such non-compliance and request a hearing with the Nasdaq Hearing Panel, that the Nasdaq Hearing Panel will grant our request for a suspension of delisting or continued listing on The Nasdaq Capital Market. Additionally, there can be no assurance that we will be able to comply with Nasdaq’s other listing standards. If we do not regain compliance. If we fail to achieve compliance with all applicable Nasdaq listing requirements, we may be delisted from Nasdaq.

Funding Agreement

As previously disclosed in our Annual Report on Form 10-K filed with the SEC on March 25, 2020, on January 23, 2020, we entered into a funding agreement, as amended (the “Funding Agreement”), which provided for the issuance to an unaffiliated accredited investor of a convertible promissory note in the principal amount of $111,100, reflecting a 10% original issue discount, 500 shares of our Common Stock and a five-year warrant exercisable for 7,936 shares of our Common Stock at an exercise price of $9.80 per share in consideration for $100,000, which was funded on January 24, 2020. Additionally, pursuant to the Funding Agreement, such investor was granted a most favored nation right. As of the date of this prospectus, the outstanding debt owed to such investor pursuant to the Funding Agreement has been fully repaid.

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February 2020 Private Placement

On February 28, 2020, we completed a private placement (the “February 2020 Private Placement”) of $835,000 of units (the “Units”), each consisting of (i) one (1) share of Common Stock and (ii) a warrant to purchase 0.50 of a share of Common Stock (the “February 2020 Warrants”), at a price per Unit of $9.17. The Units were issued pursuant to a Unit Purchase Agreement, dated February 4, 2020, and a subscription agreement, dated February 28, 2020 by and among us and the purchasers signatory thereto. The February 2020 Private Placement, which was priced above market, resulted in gross proceeds of $835,000 before fees and other expenses associated with the transaction. The proceeds of such offering are being used primarily toward increasing stockholders’ equity in order to comply with Nasdaq Listing Rule 5550(b) and for general corporate purposes.

The February 2020 Warrants are exercisable to purchase up to an aggregate of 45,526 shares of Common Stock commencing on the date of issuance at an exercise price of $9.80 per share, subject to adjustment upon stock splits, reverse stock splits, and similar capital changes. The February 2020 Warrants are exercisable immediately and will expire on the close of business on February 28, 2025. The exercise of the February 2020 Warrants are subject to beneficial ownership limitations such that each holder of such February 2020 Warrant may exercise it to the extent that such exercise would result in such holder being the beneficial owner in excess of 4.99% (or, upon election of such holder, 9.99%), which beneficial ownership limitation may be increased or decreased up to 9.99% upon notice to us, provided that any increase in such limitation will not be effective until 61 days following notice to us.

March 2020 Senior Secured Convertible Promissory Note

On March 30, 2020, we completed a private placement (the “March 2020 Private Placement”) of a senior secured convertible instrument (the “March 2020 Note”) and a warrant (the “March 2020 Warrant”) to purchase 227,679 shares of Common Stock at an exercise price of $6.40 per share, pursuant to which Maxim Group LLC, the placement agent for this offering (“Maxim”), acted as placement agent. The March 2020 Note and March 2020 Warrant were issued pursuant to a securities purchase agreement, entered into as of March 22, 2020 (the “March 2020 Purchase Agreement”) by and between us and an institutional investor (the “Investor”). The March 2020 Private Placement resulted in gross proceeds of $1,700,000, before fees and other expenses associated with the transaction, including but not limited to, an $85,000 commitment fee payable to the Investor. The net proceeds received by us in connection with the March 2020 Private Placement were used primarily for working capital, debt repayment and general corporate purposes. Additionally, we issued Maxim a warrant to purchase up to an aggregate of 20,400 shares of Common Stock, subject to adjustment, as partial consideration for serving as placement agent in connection with the March 2020 Private Placement. As of the date of this prospectus, the outstanding debt owed to the Investor pursuant to the March 2020 Note has been fully repaid.

Reverse Stock Split

On March 31, 2020, we held a special meeting of our stockholders, at which our stockholders approved an amendment to our certificate of incorporation, as amended, to effect a reverse stock split of all of the outstanding shares of Common Stock at a specific ratio within a range from one-for-four to one-for-twenty, and to grant authorization to the Board to determine, in its sole discretion, the specific ratio and timing of the reverse stock split. In order to maintain compliance with Nasdaq listing requirements discussed above, our Board utilized this authority and authorized a reverse stock split ratio of one-for-twenty, effective for trading on April 9, 2020.

Alexander Settlement Agreement and Letters from Alexander Capital, L.P.

On April 3, 2020, we received a letter (the “April 3rd Alexander Counsel Letter”) from counsel for Alexander, alleging that we were in apparent breach of a certain engagement agreement, dated February 6, 2020, that we entered into with Alexander (the “Engagement Agreement”), which appointed Alexander as our exclusive placement agent and financial advisor, due to our consummation of the March 2020 Private Placement, in which Maxim acted as placement agent. Such letter also claimed that due to such alleged breach, and in accordance with the terms of the Engagement Agreement, we owed Alexander an aggregate of $170,000 and warrants to purchase up to 22,768 shares of Common Stock in connection with the March 2020 Private Placement.

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On May 14, 2020, we entered into the Alexander Settlement Agreement, pursuant to which, in consideration for Alexander releasing us from (a) all claims against us arising out of the Engagement Agreement, other than indemnification for certain third-party claims, and (b) any further obligations to provide Alexander with a preferential right to participate as an underwriter or placement agent in future offerings, we agreed to (i) pay Alexander a one-time cash payment of $125,000 and (ii) issue to Alexander 50,000 shares of Common Stock (the “Alexander Settlement Shares”) to be registered pursuant to a prospectus supplement to our registration statement on Form S-3 that was declared effective by the SEC on September 6, 2019. Such prospectus supplement was filed with the SEC on May 18, 2020. We also released Alexander from the same type of claims against Alexander, other than indemnification for certain third-party claims. In connection with the Alexander Settlement Agreement, on May 14, 2020, we also entered into a leak-out agreement with Alexander (the “Leak-Out Agreement”), pursuant to which Alexander is not permitted to sell more than 5,000 shares of Common Stock in any trading day, commencing on May 14, 2020 (the date of the Leak-Out Agreement) and ending on the date on which Alexander no longer holds any Alexander Settlement Shares. The foregoing descriptions of the Alexander Settlement Agreement and the Leak-Out Agreement do not purport to be complete and such agreements are more fully described in our Current Report on Form 8-K filed with the SEC on May 18, 2020.

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About This Offering

This prospectus relates to the offer and resale by the Selling Stockholders of 4,315,000 shares of Common Stock issuable upon the exercise of the Warrants. All of the Warrant Shares, when sold, will be sold by the Selling Stockholders. The Selling Stockholders may sell the Warrant Shares, from time to time at prevailing market prices or at privately negotiated prices.

Warrant Shares offered by the Selling Stockholders:	4,315,000 shares of Common Stock.

Shares of Common Stock outstanding after completion of this offering (assuming full exercise of the Warrants that are exercisable for the Warrant Shares offered hereby):	12,038,353 (1)

Use of proceeds:	We will not receive any of the proceeds from any sale of the Warrant Shares by the Selling Stockholders. We may receive proceeds in the event that any of the Warrants are exercised at their respective exercise prices per share which may result in gross proceeds of approximately $11.1 million. Any proceeds that we receive from the exercise of the Warrants will be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors:	An investment in the Common Stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 15 and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq symbol:	WISA

Unless otherwise indicated, all information in this prospectus refers to or assumes the effectiveness of our one-for-twenty reverse stock split effective on April 9, 2020.

(1) The number of shares of our Common Stock outstanding prior to and that will be outstanding after this offering is based on 7,723,353 shares of Common Stock outstanding as of July 21, 2020 and excludes (a) shares of Common Stock to be issued upon exercise of warrants and pre-funded warrants to purchase an aggregate of up to 7,337,199 shares of Common Stock as of July 21, 2020, (b) 705 shares of restricted stock to be released to a terminated employee in two equal tranches over the next 7 months pursuant to the terms of such employee’s restricted stock agreement, (c) 20,000 unvested deferred shares (the “Deferred Shares”) under our 2018 Long-Term Stock Incentive Plan (the “LTIP”), issued to Michael Howse, a member of our board of directors, pursuant to a Deferred Shares Agreement, entered into as of January 4, 2019 and (d) 12,500 shares of Common Stock issuable upon conversion of 250,000 shares of our Series A 8% Senior Convertible Preferred Stock (the “Series A Preferred Stock”) issued to Lisa Walsh on April 18, 2019. Additionally, the number of shares of Common Stock that will be outstanding after this offering also includes up to an aggregate of 4,315,000 shares of Common Stock underlying the Warrants to be offered and sold by the Selling Stockholders.

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RISK FACTORS

Holding shares of Common Stock involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference into this prospectus before you decide to accept any Warrant Shares. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus or in the documents incorporated by reference herein. Any of the risks and uncertainties set forth in this prospectus, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our Common Stock.

Risks Related to Our Business and Industry

We have incurred losses since inception.

We have had net losses for several years, since inception, and had an accumulated deficit of approximately $187.7 million as of December 31, 2019, which includes a net loss of approximately $12,038,000 for the year ended December 31, 2019, as compared to approximately $67,357,000 for the year ended December 31, 2018. As of March 31, 2020, we had an accumulated deficit of $190.4 million, which includes a net loss of $2,680,000 for the three months ended March 31, 2020. If we are unsuccessful in implementing any initiatives to improve our revenues in order to achieve profitability, it will have a material adverse impact on our business, prospects, operating results and financial condition. There can be no assurance that the revenue that we generate will be able to support our operations or meet our working capital needs.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has included in its report for the year ended December 31, 2019 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. We have incurred net losses each year since inception, including approximately an additional $12,038,000 of net loss during the year ended December 31, 2019 and a net loss of $2,680,000 for the three months ended March 31, 2020. Our ability to continue as a going concern is contingent upon, other factors, our ability to raise additional capital through sales of our securities, including this offering, and incurrence of debt. Additionally, future capital requirements will depend on many factors, including the rate of revenue growth, the selling price of our products, the expansion of sales and marketing activities, the timing and extent of spending on research and development efforts and the continuing market acceptance of our products. These factors raise substantial doubt about our ability to continue as a going concern. There is no assurance that additional financing will be available at terms acceptable to us or at all. If we cannot continue as a viable entity, this could materially adversely affect the value of the Shares.

Loss of key customers.

A small number of our customers represent a significant percentage of our revenue. Although we may have agreements with these customers, these agreements typically do not require any minimum purchases and do not prohibit customers from using competing technologies or customers from purchasing products and services from competitors. Because many of our markets are rapidly evolving, customer demand for our technologies and products can shift quickly. As of March 31, 2020, we had two customers accounting for 79% and 11% of accounts receivable. As of December 31, 2019, we had three customers accounting for 37%, 28% and 20% of accounts receivable. Sales to Guo Guang Electric Co., a Chinese original device manufacturer that builds product for large consumer electronic companies, represented 66% of our net revenue for the three months ended March 31, 2020.

Reliance on module manufacturers.

Our revenue from the sale of modules to consumer electronics and speaker companies depends in large part upon the availability of our modules that implement our technologies. Our manufacturers incorporate our technologies into these modules, which are then incorporated in consumer entertainment products. We do not manufacture these modules, but rather depend on manufacturers to produce the modules which we then sell to our customers. We do not control the manufacturers. While we have a longstanding relationship with our manufacturers, there can be no assurance that our manufacturers will continue to timely produce our modules. Change in management of our manufacturers or a change in their operations could negatively affect our production and cause us to seek other manufacturers which we may not be able to obtain on the same or similar terms as our current manufacturers. This could have a negative effect on our operations.

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We currently rely on semiconductor manufacturers to manufacture our semiconductors, and our failure to manage our relationship with our semiconductor manufacturers successfully could negatively impact our business.

We rely on a single contractor in Japan for the production of our transmit semiconductor chip and a single contractor in China for the production of our receive semiconductor chip. Our reliance on these semiconductor manufacturers reduces our control over the manufacturing process, exposing us to risks, including increase production costs and reduced product supply. If we fail to manage our relationships with these manufacturers effectively, or if a contract manufacturer experiences delays, disruptions, or decides to end-of-life the components that it manufactures for us, our ability to ship products to our end-user customers could be impaired and our competitive position and reputation could be harmed. In addition, any adverse change in our manufacturers’ financial or business condition could disrupt our ability to supply quality products to our end-user customers. If we are required to change manufacturers, we may lose revenue, incur increased costs and damage our customer relationships. In addition, qualifying a new semiconductor manufacturer and commencing production can be an expensive and lengthy process. As a result of any of these aforementioned disruptions, we would experience a delay in our order fulfillment, and our business, operating results and financial condition would be adversely affected.

We face risks related to health epidemics and other outbreaks, which could significantly disrupt our operations and could have a material adverse impact on us, and the recent coronavirus outbreak could materially and adversely affect our business.

An outbreak of a new respiratory illness caused by coronavirus disease 2019 (“COVID-19”) has resulted in millions of infections and hundreds of thousands of deaths worldwide, as of the date of filing of this prospectus, and continues to spread across the globe, including to the United States and Europe, the major markets in which we operate. The outbreak of COVID-19 or by other epidemics could materially and adversely affect our business, financial condition and results of operations. If the coronavirus worsens in China, the United States and Europe, or in other regions in which we have material operations or sales, our business activities originating from affected areas, including sales, manufacturing and supply chain related activities, could be adversely affected. Disruptive activities could include the temporary closure of manufacturing facilities used in our supply chain processes, restrictions on the export or shipment of our products, significant cutback of ocean container delivery from China, business closures in impacted areas, and restrictions on our employees’ and consultants’ ability to travel and to meet with customers. The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the virus and the actions to contain it or treat its impact, among others. COVID-19 could also result in social, economic and labor instability in the countries in which we or our customers and suppliers operate.

If workers at one or more of our offices or the offices of our suppliers or manufacturers become ill or are quarantined and in either or both events are therefore unable to work, our operations could be subject to disruption. Further, if our manufacturers become unable to obtain necessary raw materials or components, we may incur higher supply costs or our manufacturers may be required to reduce production levels, either of which may negatively affect our financial condition or results of operations. The extent to which COVID-19 affects our results will depend on future developments that are highly uncertain and cannot be predicted, including actions to contain COVID-19 or treat its effect, among others.

We may not be entitled to forgiveness of our recently received PPP Loan, and our application for the PPP Loan could in the future be determined to have been impermissible or could result in damage to our reputation.

In May 2020, we received proceeds of approximately $850,000 from a loan under the CARES Act PPP, a portion of which may be forgiven, which we intend to use to retain employees, maintain payroll and make lease and utility payments. A portion of the PPP Loan may be forgiven by the Small Business Administration (“SBA”) upon our application beginning 60 days but not later than 120 days after loan approval and upon documentation of expenditures in accordance with the SBA requirements. Under the CARES Act and pursuant to the Note Agreement, loan forgiveness is available for the sum of documented payroll costs, covered rent payments, covered mortgage interest and covered utilities during the eight week period beginning on the date of loan approval. Not more than 25% of the forgiven amount may be for non-payroll costs. The amount of the PPP Loan eligible to be forgiven is reduced if our full-time headcount declines or if salaries and wages for employees with salaries of $100,000 or less annually are reduced by more than 25%. Under the CARES Act, we will be required to repay any portion of the outstanding principal that is not forgiven, along with accrued interest, and we cannot provide any assurance that we will be eligible for loan forgiveness or that any amount of the PPP Loan will ultimately be forgiven by the SBA.

In order to apply for the PPP Loan, we were required to certify, among other things, that the current economic uncertainty made the PPP Loan request necessary to support our ongoing operations. We made this certification in good faith after analyzing, among other things, our financial situation and access to alternative forms of capital, and believe that we satisfied all eligibility criteria for the PPP Loan, and that our receipt of the PPP Loan was consistent with the broad objectives of the CARES Act PPP. At the time that we had made such certification, we had missed more than one payroll payment for our employees and entered into the Funding Agreement in order to assist us with making such payroll payments, and could not predict with any certainty whether we would be able to raise the necessary financing to support continued operations, including, but not limited to, making such payroll payments. Our situation has subsequently improved, as a result of, among other things, our closing of two registered direct offerings in June 2020, and as a result of the funds that we received from the PPP Loan. The certification described above that we were required to provide in connection with our application for the PPP Loan did not contain any objective criteria and was subject to interpretation. However, on April 23, 2020, the SBA issued guidance stating that it is unlikely that a public company with substantial market value and access to capital markets will be able to make the required certification in good faith. The lack of clarity regarding loan eligibility under the CARES Act PPP has resulted in significant media coverage and controversy with respect to public companies applying for and receiving loans. If, despite our good-faith belief that we satisfied all eligible requirements for the PPP Loan, we are later determined to have violated any of the laws or governmental regulations that apply to us in connection with the PPP Loan, such as the False Claims Act, or it is otherwise determined that we were ineligible to receive the PPP Loan, we may be subject to penalties, including significant civil, criminal and administrative penalties, and could be required to repay the PPP Loan in its entirety. In addition, our receipt of the PPP Loan may result in adverse publicity and damage to our reputation, and a review or audit by the SBA or other government entity or claims under the False Claims Act could consume significant financial and management resources.

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Declines in or problems with the WiSA Association membership could negatively affect our reputation.

We rely significantly on the members of our wholly-owned subsidiary, WiSA, LLC, to uphold the standards and criteria of interoperable audio products. If we lose members or new technology is developed that is easier to incorporate than ours, the WiSA Association may fail to maintain its active status and the sales of our modules could diminish as well. In addition, failure of our members to adhere to our policies designed to provide interoperability between audio systems could undermine the integrity of our brand.

Failure to stay on top of technology innovation could harm our business model.

Our revenue growth will depend upon our success in new and existing markets for our technologies. The markets for our technologies and products are defined by:

●	rapid technological change;

●	new and improved technology and frequent product introductions;

●	changing consumer demands;

●	evolving industry standards; and

●	technology and product obsolescence.

Our future success depends on our ability to enhance our technologies and products and to develop new technologies and products that address the market needs in a timely manner. Technology development is a complex, uncertain process requiring high levels of innovation, highly-skilled engineering and development personnel, and the accurate anticipation of technological and market trends. We may not be able to identify, develop, acquire, market, or support new or enhanced technologies or products on a timely basis, if at all.

Economic uncertainties or downturns, or political changes, could limit the availability of funds available to our customers and potential customers, which could materially adversely affect our business.

Current or future economic uncertainties or downturns could adversely affect our business and operating results. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, political deadlock, natural catastrophes, warfare and terrorist attacks on the United States, Europe, the Asia Pacific region or elsewhere, could cause a decrease in funds available to our customers and potential customers and negatively affect the rate of growth of our business.

General worldwide economic uncertainty and political changes in the United States and elsewhere could impact our business. Such conditions may make it extremely difficult for our customers and us to forecast and plan future budgetary decisions or business activities accurately, and they could cause our customers to reevaluate their decisions to purchase our solutions, which could delay and lengthen our sales cycles or result in cancellations of planned purchases. Furthermore, during challenging economic times or as a result of political changes, our customers may tighten their budgets and face constraints in gaining timely access to sufficient funding or other credit, which could result in an impairment of their ability to make timely payments to us. In turn, we may be required to increase our allowance for doubtful accounts, which would adversely affect our financial results.

We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry, or the impact of political changes. If the economic conditions of the general economy or industries in which we operate worsen from present levels, or if recent political changes result in less funding being available to purchase our solutions, our business, operating results, financial condition and cash flows could be adversely affected.

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A decline in discretionary consumer spending may adversely affect our industry, our operations and ultimately our profitability.

Luxury products, such as speaker systems, TVs, game consoles and PCs, are discretionary purchases for consumers. Any reduction in consumer discretionary spending or disposable income may affect our industry significantly. Many economic factors outside of our control could affect consumer discretionary spending, including the financial markets, consumer credit availability, prevailing interest rates, energy costs, employment levels, salary levels, and tax rates. Any reduction in discretionary consumer spending could materially adversely affect our business and financial condition.

Consumer spending weakness could impact our revenue.

Weakness in general economic conditions may suppress consumer demand in our markets. Many of the products in which our technologies are incorporated are discretionary goods, such as home-theater systems. Weakness in general economic conditions may also lead to customers becoming delinquent on their obligations to us or being unable to pay, resulting in a higher level of write-offs. Economic conditions may impact the amount businesses spend on their speaker systems. Weakness in economic conditions could lessen demand for our products and negatively affect our revenue.

We face intense competition in our industry, and we may not be able to compete successfully in our target markets.

The digital audio, consumer electronics and entertainment markets are characterized by intense competition, subject to rapid change, and are significantly affected by new product introductions and other market activities of industry participants. Our competitors include many large domestic and international companies that have substantially greater financial, technical, marketing, distribution and other resources, greater name recognition, a longer operating history, broader product lines, lower cost structures and longer-standing relationships with customers and suppliers than we do. As a result, our competitors may be able to respond better to new or emerging technologies or standards and to changes in customer requirements.

Further, some of our competitors are in a better financial and marketing position from which to influence industry acceptance of a particular product standard or a competing technology than we are. Our competitors may also be able to devote greater resources to the development, promotion and sale of products, and may be in a position to deliver competitive products at a lower price than we can, along with the potential to conduct strategic acquisitions, joint ventures, subsidies and lobbying industry and government standards, hire more experienced technicians, engineers and research and development teams than we can. As a result, we may not be able to compete effectively against any of these organizations.

Our ability to compete in our current target markets and future markets will depend in large part on our ability to successfully develop, introduce and sell new and enhanced products or technologies on a timely and cost-effective basis and to respond to changing market requirements. We expect our competitors to continue to improve the performance of their current products and potentially reduce their prices. In addition, our competitors may develop future generations and enhancements of competitive products or new or enhanced technologies that may offer greater performance and improved pricing or render our technologies obsolete. If we are unable to match or exceed the improvements made by our competitors, our market position and prospects could deteriorate and our net product sales could decline.

Failure to effectively develop and expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our modules.

To increase total customers and customer recognition of the WiSA Association products and to achieve broader market acceptance of our technology, we will need to expand our sales and marketing organization and increase our business development resources, including the vertical and geographic distribution of our sales force and our teams of account executives focused on new accounts and responsible for renewal and growth of existing accounts.

Our business requires that our sales personnel have particular expertise and experience in interoperability of audio systems, and the latest wireless audio technology. We may not achieve revenue growth from expanding our sales force if we are unable to hire, develop and retain talented sales personnel with appropriate experience, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time or if our sales and marketing programs are not effective.

Interruptions or performance problems associated with technology and wireless technology outside of our control may adversely affect our business and results of operations.

We may in the future experience performance issues due to a variety of factors, including wireless technology disruptions, human or software errors. If a wireless connection is compromised, our products will not work as designed and our business could be negatively affected. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time or a connection problem may be out of our control and could deter customers from purchasing wireless audio components.

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We expect to continue to make significant investments to maintain and improve the performance of our modules. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology to accommodate actual and anticipated changes in technology, our business, operating results and financial condition may be adversely affected.

Real or perceived errors, failures or bugs in our modules could adversely affect our operating results and growth prospects.

Because our modules are complex, undetected errors, failures or bugs may occur. Our module is installed and used in numerous audio systems of different brands with different operating systems, system management software, and equipment and networking configurations, which may cause errors or failures of our technology. Despite our testing, errors, failures or bugs may not be found in our modules until it is released to our customers. Moreover, our customers could incorrectly implement or inadvertently misuse our modules, which could result in customer dissatisfaction and adversely impact the perceived quality or utility of our products as well as our brand.

Any of these real or perceived errors, compatibility issues, failures or bugs in our modules could result in negative publicity, reputational harm, loss of competitive position or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to correct the problem. Alleviating any of these problems could require significant expenditures of our capital and other resources and could cause interruptions or delays in the use of our solutions, which could cause us to lose existing or potential customers and could adversely affect our operating results and growth prospects.

We rely on the cooperation of our customers to install our modules in their audio products.

Our modules are sold to our customers who are consumer electronics companies. Our customers install the modules into their products. Our customers’ audio products are sold to the general public who must then install the audio system into their homes or businesses. We do not oversee installation of our products and therefore have no control over the end result. If a module is not installed correctly in a customer product or an end consumer does not install their audio system correctly, our technology may not work properly, which could result in customer dissatisfaction or have a material adverse impact on our reputation, our business and our financial results.

If we do not or cannot maintain cutting edge technology and compatibility of our modules with products that our customers use, our business could suffer.

Our customers integrate our modules into their products. The functionality and popularity of our technology depends, in part, on our ability to produce modules that integrate into our customers’ products. Our customers may change the features of their technologies and audio systems as a whole may advance technologically. Such changes could functionally limit or terminate the utility of our product, which could negatively impact our customer service and harm our business. If we fail to maintain cutting edge technology and compatibility with the products our customers produce, we may not be able to offer the functionality that our customers need, and our customers may not purchase our modules, which would negatively impact our ability to generate revenue and have a material adverse impact on our business.

Our future quarterly results of operations may fluctuate significantly due to a wide range of factors, which makes our future results difficult to predict.

Our revenues and results of operations could vary significantly from quarter to quarter as a result of various factors, many of which are outside of our control, including:

●	the expansion of our customer base;

●	the renewal of agreements with, and expansion of coverage by, existing customers;

●	the size, timing and terms of our sales to both existing and new customers;

●	the introduction of products or services that may compete with us for the limited funds available to our customers, and changes in the cost of such products or services;

●	changes in our customers’ and potential customers’ budgets;

●	our ability to control costs, including our operating expenses;

●	our ability to hire, train and maintain our direct sales force, engineers, and marketing employees;

●	the timing of satisfying revenue recognition criteria in connection with initial deployment and renewals; and

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●	general economic and political conditions, both domestically and internationally.

Any one of these or other factors discussed elsewhere in this prospectus or the documents incorporated by reference herein, may result in fluctuations in our revenues and operating results, meaning that quarter-to-quarter comparisons of our revenues, results of operations and cash flows may not necessarily be indicative of our future performance.

Because of the fluctuations described above, our ability to forecast revenues is limited and we may not be able to accurately predict our future revenues or results of operations. In addition, we base our current and future expense levels on our operating plans and sales forecasts, and our operating expenses are expected to be relatively fixed in the short term. Accordingly, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect our financial results for that quarter. The variability and unpredictability of these and other factors could result in our failing to meet or exceed financial expectations for a given period.

Our sales are subject to fluctuation as a result of seasonality, which is outside of our control.

Our sales are subject to the seasonality of when consumers buy electronic products, generally in the third quarter leading up to the year-end holiday season. Our customers’ plans to complete and ship new products to meet this seasonal peak can critically impact our financial results should they miss the holiday season. As a result of these factors, our financial results for any single quarter or for periods of less than a year are not necessarily indicative of the results that may be achieved for a full fiscal year.

Our sales are subject to fluctuation as a result of our customers’ new product introduction timelines and end-user adoption of our customers’ retail products, both of which are outside of our control.

We, in conjunction with our customers, are launching a new technology to the retail and consumer market. The consumer adoption rate at retail is a critical component of our financial success and is currently an unknown component of our financial plans. The variability and unpredictability of these and other factors could result in our failing to meet or exceed financial expectations for a given period. As a result of these factors, our financial results for any single quarter or for periods of less than a year are not necessarily indicative of the results that may be achieved for a full fiscal year.

We conduct international operations, which exposes us to significant risks.

We have offices in California and Oregon, but we also have employees in Taiwan and representatives in China, Japan and the Republic of Korea. Operating in international markets requires significant resources and management attention and subjects us to regulatory, economic and political risks in addition to those we already face in the United States. In addition, we invest time and resources in understanding the regulatory framework and political environments of our customers overseas in order to focus our sales efforts. Because such regulatory and political considerations are likely to vary across jurisdictions, this effort requires additional time and attention from our sales team and could lead to a sales cycle that is longer than our typical process for sales in the United States. We also may need to hire additional employees and otherwise invest in our international operations in order to reach new customers. Because of our limited experience with international operations as well as developing and managing sales in international markets, our international efforts may not be successful.

In addition, we will face risks in doing business internationally that could adversely affect our business, including:

●	the potential impact of currency exchange fluctuations;

●	the difficulty of staffing and managing international operations and the increased operations, travel, shipping and compliance costs associated with having customers in numerous international locations;

●	potentially greater difficulty collecting accounts receivable and longer payment cycles;

●	the need to offer customer support in various languages;

●	challenges in understanding and complying with local laws, regulations and customs in foreign jurisdictions;

●	export controls and economic sanctions administered by the Department of Commerce Bureau of Industry and Security and the Treasury Department’s Office of Foreign Assets Control;

●	compliance with various anti-bribery and anti-corruption laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act of 2010;

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●	tariffs and other non-tariff barriers, such as quotas and local content rules;

●	more limited protection for our IP in some countries;

●	adverse or uncertain tax consequences as a result of international operations;

●	currency control regulations, which might restrict or prohibit our conversion of other currencies into U.S. dollars;

●	restrictions on the transfer of funds;

●	deterioration of political relations between the United States and other countries; and

●	political or social unrest or economic instability in a specific country or region in which we operate, which could have an adverse impact on our operations in that location.

Also, we expect that due to costs related to our international efforts and the increased cost of doing business internationally, we will incur higher costs to secure sales to international customers than the comparable costs for domestic customers. As a result, our financial results may fluctuate as we expand our operations and customer base worldwide.

Our failure to manage any of these risks successfully could harm our international operations and adversely affect our business, operating results and financial condition.

We are dependent on the continued services and performance of our senior management and other key personnel, the loss of any of whom could adversely affect our business.

Our future success depends in large part on the continued contributions of our senior management and other key personnel. In particular, the leadership of key management personnel is critical to the successful management of our Company, the development of our products, and our strategic direction. We also depend on the contributions of key technical personnel.

We do not maintain “key person” insurance for any member of our senior management team or any of our other key employees. Our senior management and key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason and without notice. The loss of any of our key management personnel could significantly delay or prevent the achievement of our development and strategic objectives and adversely affect our business.

If we are unable to attract, integrate and retain additional qualified personnel, including top technical talent, our business could be adversely affected.

Our future success depends in part on our ability to identify, attract, integrate and retain highly skilled technical, managerial, sales and other personnel. We face intense competition for qualified individuals from numerous other companies, including other software and technology companies, many of whom have greater financial and other resources than we do. Some of these characteristics may be more appealing to high-quality candidates than those we have to offer. In addition, new hires often require significant training and, in many cases, take significant time before they achieve full productivity. We may incur significant costs to attract and retain qualified personnel, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. If we are unable to attract, integrate and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, on a timely basis or at all, our business will be adversely affected.

Volatility or lack of positive performance in our share price may also affect our ability to attract and retain our key employees. Many of our senior management personnel and other key employees have become, or will soon become, vested in a substantial amount of Common Stock or warrants to purchase Common Stock. Employees may be more likely to leave us if the shares they own or the shares underlying their vested warrants have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the warrants, or, conversely, if the exercise prices of the warrants that they hold are significantly above the market price of our Common Stock. If we are unable to appropriately incentivize and retain our employees through equity compensation, or if we need to increase our compensation expenses in order to appropriately incentivize and retain our employees, our business, operating results and financial condition would be adversely affected.

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We may be subject to litigation for a variety of claims, which could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business.

We may be subject to litigation for a variety of claims arising from our normal business activities. These may include claims, suits, and proceedings involving labor and employment, wage and hour, commercial and other matters. The outcome of any litigation, regardless of its merits, is inherently uncertain. Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. Any adverse determination related to litigation could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business. In addition, depending on the nature and timing of any such dispute, a resolution of a legal matter could materially affect our future operating results, our cash flows or both.

Changes in financial accounting standards may cause adverse and unexpected revenue fluctuations and impact our reported results of operations.

A change in accounting standards or practices could harm our operating results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may harm our operating results or the way we conduct our business.

We entered into a purchase order with a company in which one of our directors is an executive officer, the fulfillment of which could cause such director to no longer be independent.

In August 2019, we issued a $360,000 purchase order to Hansong Technology, a company in which our director, Helge Kristensen, serves as a vice president. Pursuant to this purchase order, we will pay $360,000 to Hansong Technology for the purchase of certain products. To date in 2020, we have paid $28,800 of the $360,000 that we owe Hansong Technology under such purchase order. Additionally, Hansong Technology purchased $63,523 of our modules pursuant to purchase orders issued in 2019, with $22,923 received by us in 2019 and the remaining amount expected to be received in 2020. Under Nasdaq’s corporate governance rules, our Board must be composed of a majority of “independent directors.” Additionally, subject to certain limited exceptions, our Board’s audit, compensation, and nominating and corporate governance committees also must be composed of all independent directors. Upon our payment in full to Hansong Technology, it is very likely that Mr. Kristensen would no longer meet the qualifications of an “independent director,” in which case our Board would no longer be composed of a majority of “independent directors” nor would our Board’s committees be composed of all “independent directors.” In such event we would be required to take such actions, as necessary, to regain compliance with the independence requirements under the Nasdaq rules, in order to avoid being delisted.

Risks Related to Our Intellectual Property (IP)

Failure to protect our IP rights could adversely affect our business.

Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop or license under patent and other IP laws of the United States, so that we can prevent others from using our inventions and proprietary information. If we fail to protect our IP rights adequately, our competitors might gain access to our technology, and our business might be adversely affected. However, defending our IP rights might entail significant expenses. Any of our patent rights, copyrights, trademarks or other IP rights may be challenged by others, weakened or invalidated through administrative process or litigation.

As of July 21, 2020, we had 10 issued and 5 pending U.S. patents covering our technology. We have four patent applications pending for examination outside of the United States. We also license issued U.S. patents from others. The patents that we own or license from others (including those that may be issued in the future) may not provide us with any competitive advantages or may be challenged by third parties, and our patent applications may never be granted.

Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents will adequately protect our IP, as the legal standards relating to the validity, enforceability and scope of protection of patent and other IP rights are uncertain.

Any patents that are issued may subsequently be invalidated or otherwise limited, allowing other companies to develop offerings that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition. In addition, issuance of a patent does not guarantee that we have a right to practice the patented invention. Patent applications in the United States are typically not published until 18 months after filing or, in some cases, not at all, and publications of discoveries in industry -related literature lag behind actual discoveries. We cannot be certain that third parties do not have blocking patents that could be used to prevent us from marketing or practicing our patented software or technology.

Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our software is available. The laws of some foreign countries may not be as protective of IP rights as those in the United States (in particular, some foreign jurisdictions do not permit patent protection for software), and mechanisms for enforcement of IP rights may be inadequate. Additional uncertainty may result from changes to IP legislation enacted in the United States, including the recent America Invents Act, and other national governments and from interpretations of the IP laws of the United States and other countries by applicable courts and agencies. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our IP.

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We rely in part on trade secrets, proprietary know-how and other confidential information to maintain our competitive position. Although we endeavor to enter into non-disclosure agreements with our employees, licensees and others who may have access to this information, we cannot assure you that these agreements or other steps we have taken will prevent unauthorized use, disclosure or reverse engineering of our technology. Moreover, third parties may independently develop technologies or products that compete with ours, and we may be unable to prevent this competition.

We might be required to spend significant resources to monitor and protect our IP rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert counterclaims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially viable. Any litigation, whether or not resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may adversely affect our business, operating results, financial condition and cash flows.

We may be subject to IP rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

Companies in the software and technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of IP rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their IP rights and to defend claims that may be brought against them. The litigation may involve patent holding companies or other adverse patent owners that have no relevant product revenues and against which our patents may therefore provide little or no deterrence. We have received, and may in the future receive, notices that claim we have misappropriated, misused, or infringed other parties’ IP rights, and, to the extent we gain greater market visibility, we face a higher risk of being the subject of IP infringement claims.

There may be third-party IP rights, including issued or pending patents that cover significant aspects of our technologies or business methods. Any IP claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in our having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for the IP, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. As a result, we may be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for any infringing aspect of our business, we would be forced to limit or stop sales of our software and may be unable to compete effectively. Any of these results would adversely affect our business, operating results, financial condition and cash flows.

Risks Related to this Offering and Ownership of Our Common Stock

We have been notified by Nasdaq of our failure to comply with certain continued listing requirements and if we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, our Common Stock could be delisted from Nasdaq.

Our Common Stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.

In the event that our Common Stock is delisted from Nasdaq and is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Common Stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

On November 18, 2019, we were officially notified by Nasdaq that we did not comply with Listing Rule 5550(b) (the “Rule”), which requires a minimum $2,500,000 stockholders’ equity (the “Stockholders’ Equity Requirement”), among other listing criteria. We were required to submit to Nasdaq a plan to regain compliance with the Stockholders’ Equity Requirement for consideration by the Nasdaq Listing Qualifications staff (“Nasdaq Staff”) by no later than January 2, 2020. On January 2, 2020, we submitted a plan to regain compliance (the “Compliance Plan”) to the Nasdaq Staff. On March 23, 2020, the Nasdaq Staff accepted the Compliance Plan and granted us an extension period pursuant to which we must regain compliance with the Rule. Among other things, the terms of such extension include that we had to complete an equity raise on or before May 18, 2020, and must publicly disclose on a Current Report on Form 8-K our prior non-compliance with the Rule and such completed transaction that enabled us to regain compliance with the Rule. We believe that we have regained compliance with the Stockholders’ Equity Requirement as a result of the closing of the April 2020 Offering, which we have disclosed on a Current Report on Form 8-K filed with the SEC on May 11, 2020. Notwithstanding the terms of such extension period, if we fail to evidence compliance with the Rule upon the filing of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, the Nasdaq Staff will provide written notification that our Common Stock will be delisted from Nasdaq, however we may appeal such delisting determination to the Nasdaq Hearing Panel.

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On March 24, 2020, we were officially notified by Nasdaq that we did not comply with Listing Rule 5605 (the “Audit Committee Rule”), which requires that the Audit Committee include at least three independent directors. In accordance with Nasdaq’s Listing Rules, we have been granted a cure period in order to regain compliance with the Audit Committee Rule, which period ends on (i) the earlier of (x) our next annual stockholders’ meeting or (y) February 10, 2021 or (ii) if such annual stockholders’ meeting is held before August 10, 2020, then we must evidence compliance with the Audit Committee Rule no later than that date. If we fail to evidence compliance with the Audit Committee Rule upon such period’s end, the Nasdaq Staff will provide written notification that our Common Stock will be delisted from Nasdaq, however we may appeal such delisting determination to the Nasdaq Hearing Panel. On June 24, 2020, with the addition of Sri Peruvemba to the Audit Committee, which became effective on June 22, 2020, Nasdaq notified us that it has determined that we are in compliance with the Audit Committee Rule and the matter has been closed.

In the event that we are delisted from Nasdaq, our Common Stock may lose liquidity, increase volatility, and lose market maker support. See “Prospectus Summary—Recent Developments” on page 5 of this prospectus regarding Nasdaq’s written notifications to the Company. There can be no assurance that we will evidence compliance with the Stockholders’ Equity Requirement upon the filing of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, if we are unable to evidence compliance and we appeal any delisting determination as a result of such non-compliance and request a hearing with the Nasdaq Hearing Panel, that the Nasdaq Hearing Panel will grant our request for a suspension of delisting or continued listing on The Nasdaq Capital Market. Additionally, there can be no assurance that we will be able to comply with Nasdaq’s other listing standards. If we fail to achieve compliance with all applicable Nasdaq listing requirements, we may be delisted from Nasdaq.

In the event that our Common Stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our Common Stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of Common Stock have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our Common Stock, which could severely limit the market liquidity of such shares of Common Stock and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

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If we fail to make necessary improvements to address the material weakness in our internal control over financial reporting identified by our independent registered public accounting firm, we may not be able to report our financial results accurately and timely or prevent fraud, any of which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the trading price of our Common Stock to decline.

Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2019 and 2018, our independent registered public accounting firm identified in their reports to the Audit Committee that we had material weaknesses in our internal control over financial reporting due to (i) insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of both accounting principles generally accepted in the United States of America (“GAAP”) and SEC guidelines and (ii) inadequate segregation of duties. A material weakness is defined in the standards established by the Public Company Accounting Oversight Board (United States) as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Our management and independent registered public accounting firm did not and was not required to perform an evaluation of our internal control over financial reporting as of and for the year ended December 31, 2018 in accordance with the provisions of the JOBS Act. As of the period ended March 31, 2020, our Chief Executive Officer and Chief Financial Officer performed such an evaluation and concluded that our disclosure controls and procedures were ineffective as of the end of such period, which conclusion was based on the fact that as of the period ended March 31, 2020, the Company had insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of both GAAP and SEC guidelines. In connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2019, our independent registered public accounting firm identified in their report to the Audit Committee that we had a material weakness in our internal control over financial reporting due to insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of both GAAP and SEC guidelines.

If we fail to further increase and maintain the number and expertise of our staff for our accounting and finance functions and to improve and maintain internal control over financial reporting adequate to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to report our financial results accurately and prevent fraud. In addition, we cannot be certain that any such steps we undertake will successfully remediate such material weakness or that other material weaknesses and control deficiencies will not be discovered in the future. If our remediation efforts are not successful or other material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately or on a timely basis, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause our stock price to decline. As a result of such failures, we could also become subject to investigations by Nasdaq, the SEC, or other regulatory authorities, and become subject to litigation from investors and stockholders, any of which could harm our reputation and financial condition and divert financial and management resources. Even if we are able to report our consolidated financial statements accurately and timely, if we do not make all the necessary improvements to address such material weakness, continued disclosure of our material weakness will be required in future filings with the SEC, which could reduce investor confidence in our reported results and cause our stock price to decline.

Our executive officers, directors and principal stockholders own a significant percentage of our Common Stock and will be able to exert significant control over matters subject to stockholder approval.

As of July 21, 2020, our directors, executive officers and holders of more than 5% of our Common Stock, together with their affiliates, beneficially own 26.7% of our outstanding shares of Common Stock, and three of our stockholders beneficially own 9.9%, 7.8% and 7.8% of our outstanding shares of Common Stock, respectively. As a result, these stockholders have significant influence to determine the outcome of matters submitted to our stockholders for approval, including the ability to defeat the election of our directors, amend or prevent amendment of our certificate of incorporation, as amended, or bylaws or effect or prevent a change in corporate control, merger, consolidation, takeover or other business combination. In addition, any sale of a significant amount of our Common Stock held by our directors, executive officers and principal stockholders, or the possibility of such sales, could adversely affect the market price of our Common Stock. Management’s stock ownership may also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing any gains from our Common Stock.

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We will have broad discretion as to any proceeds that we receive from the cash exercise by any holders of the Warrants, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Warrant Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to approximately $11.1 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants, and to the extent that we receive such proceeds, we intend to use such proceeds for working capital and general corporate purposes. We have considerable discretion in the application of such proceeds. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of such proceeds, which may be used for corporate purposes that do not improve our profitability or increase the price of our shares of Common Stock. Such proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Substantial future sales of shares of our Common Stock could cause the market price of our Common Stock to decline.

We expect that significant additional capital will be needed in the near future to continue our planned operations. Sales of a substantial number of shares of our Common Stock in the public market following the completion of this offering, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Common Stock.

Moreover, after this offering, holders of approximately all of our warrants to purchase shares of Common Stock and the holder of 250,000 shares of our Series A Preferred Stock, or their respective transferees, will be entitled to specified rights with respect to the registration of the offer and sale of their respective shares of Common Stock underlying such securities under the Securities Act. Registration of the offer and sale of such shares of Common Stock under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. We have also registered all shares of Common Stock that we may issue under our LTIP. If any such additional shares of Common Stock are sold, or if it is perceived that they will be sold, in the public market, the market price of our Common Stock could decline. See also “Description of Securities – Registration Rights.”

A large number of shares may be sold in the market following this offering, which may significantly depress the market price of our Common Stock.

The Warrant Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our Common Stock may be sold in the public market following this offering. If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell our Common Stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute the ownership of the Common Stock. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of Common Stock.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our Common Stock. Additionally, we may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of Common Stock.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights; and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation, as amended, authorizes the issuance of up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board. 18,750,000 out of the 20,000,000 shares of preferred stock have not been designated. Our Board is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company.

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The market price for our Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your shares of Common Stock at or above the offering price of the Shares, which may result in substantial losses to you.

The market for our Common Stock is characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our Common Stock is, compared to the shares of such larger, more established companies, sporadically and thinly traded. The price for our Common Stock could, for example, decline precipitously in the event that a large number of our Common Stock is sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of Common Stock on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock regardless of our operating performance.

If and when a larger trading market for our Common Stock develops, the market price of our Common Stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the offering price of the Shares.

The market price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	variations in our revenues and operating expenses;

●	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or our industry generally;

●	market conditions in our industry, the industries of our customers and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	sales of our Common Stock or other securities by us or in the open market;

●	changes in the market valuations of other comparable companies; and

●	other events or factors, many of which are beyond our control, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the recent outbreak of COVID-19, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability.

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our Common Stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our shares of Common Stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your Shares. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

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Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus and the registration statement of which this prospectus forms a part, including the documents incorporated by reference herein and therein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering, and such recipients should not rely on this information.

Sales of a significant number of shares of our Common Stock in the public markets or significant short sales of our Common Stock, or the perception that such sales could occur, could depress the market price of our Common Stock and impair our ability to raise capital.

Sales of a substantial number of shares of our Common Stock or other equity-related securities in the public markets, could depress the market price of our Common Stock. If there are significant short sales of our Common Stock, the price decline that could result from this activity may cause the share price to decline more so, which, in turn, may cause long holders of the Common Stock to sell their shares, thereby contributing to sales of Common Stock in the market. Such sales also may impair our ability to raise capital through the sale of additional equity securities in the future at a time and price that our management deems acceptable, if at all.

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and the registration statement of which this prospectus forms a part, as well as in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our Common Stock may depend in part on the research and reports that securities or industry analysts may publish about us or our business, our market and our competitors. We do not have any control over such analysts. If one or more such analysts downgrade or publish a negative opinion of our Common Stock, our share price would likely decline. If analysts do not cover our Company or do not regularly publish reports on us, we may not be able to attain visibility in the financial markets, which could have a negative impact on our share price or trading volume.

We do not intend to pay dividends on our Common Stock for the foreseeable future.

We have never declared or paid any cash dividends on our Common Stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board. Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

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REGISTERED DIRECT OFFERINGS AND CONCURRENT PRIVATE PLACEMENTS

On June 8, 2020, we closed a registered direct offering (the “June 8th Offering”) for gross proceeds of approximately $5.8 million, before deducting underwriting discounts and commissions and estimated offering expenses, of (i) an aggregate of 2,275,000 shares of Common Stock and (ii) the June 8th Warrants, with a term of 5.5 years, which are exercisable for an aggregate of up to 2,275,000 shares of Common Stock at an exercise price of $2.55 per share, subject to customary adjustments thereunder. The net proceeds from the June 8th Offering are being used for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. The June 8th Offering was conducted pursuant to the June 8th Purchase Agreement, by and between us and each of the Selling Stockholders, as well as a placement agency agreement, dated June 4, 2020, between us and Maxim Group LLC, the placement agent for such offering (“Maxim”).

On June 11, 2020, we closed a registered direct offering (the “June 11th Offering”, and together with the June 8th Offering, the “June 2020 Offerings”) for gross proceeds of approximately $5.3 million, before deducting underwriting discounts and commissions and estimated offering expenses of (i) an aggregate of 2,040,000 shares of Common Stock and (ii) the June 11th Warrants, with a term of 5.5 years, which are exercisable for an aggregate of up to 2,040,000 shares of Common Stock at an exercise price of $2.61 per share, subject to customary adjustments thereunder. The net proceeds from the June 11th Offering are being used for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. The June 11th Offering was conducted pursuant to the June 11th Purchase Agreement, by and between us and each of the Selling Stockholders, as well as a placement agency agreement, dated June 9, 2020, between us and Maxim, the placement agent for such offering.

The shares of Common Stock issued to the Selling Stockholders pursuant to the June 2020 Offerings were registered under the Securities Act pursuant to two separate prospectus supplements to our currently effective registration statement on Form S-3 (File No. 333-233433), which was initially filed with the SEC on August 23, 2019 and was declared effective on September 6, 2019 (the “Shelf Registration Statement”). We filed the prospectus supplement to the Shelf Registration Statement for the June 8th Offering with the SEC on June 5, 2020, and we filed the prospectus supplement to the Shelf Registration Statement for the June 11th Offering with the SEC on June 10, 2020. Pursuant to the Purchase Agreements, the Warrants were issued to the Selling Stockholders in concurrent private placement transactions pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

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SELLING STOCKHOLDERS

The Warrant Shares being offered by the Selling Stockholders are those issuable upon the exercise of the Warrants. For additional information regarding the issuance of these securities, see “Registered Direct Offerings and Concurrent Private Placements” on page 29 of this prospectus. We are registering the Warrant Shares issuable upon exercise of the Warrants in order to permit the Selling Stockholders to offer such shares for resale from time to time. Except for the ownership of the Warrants, the transactions contemplated pursuant to the Purchase Agreements, and as disclosed in this section under “Material Relationships with Selling Stockholders”, none of the Selling Stockholders have had any material relationship with us within the past three years.

The following table sets forth certain information with respect to each Selling Stockholder, including (i) the shares of Common Stock beneficially owned by the Selling Stockholder prior to this offering, (ii) the number of Warrant Shares being offered by the Selling Stockholder pursuant to this prospectus and (iii) the Selling Stockholders’ beneficial ownership after completion of this offering. The registration of the Warrant Shares issuable to the Selling Stockholders upon the exercise of the Warrants does not necessarily mean that the Selling Stockholders will sell all or any of such shares, but the number of shares of Common Stock and percentages set forth in the final two columns below assume that all shares of Common Stock being offered by the Selling Stockholders are sold. The final two columns also assume the exercise of all of the Warrants held by the Selling Stockholders as of July 21, 2020, without regard to any limitations on exercise described in this prospectus or in the Warrants. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to shares of Common Stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of Common Stock beneficially owned by a Selling Stockholder and the percentage ownership of that Selling Stockholder, shares of Common Stock subject to warrants held by that Selling Stockholder that are exercisable for shares of Common Stock within 60 days after July 21, 2020, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

This prospectus covers the resale of up to an aggregate of 4,315,000 Warrant Shares that may be sold or otherwise disposed of by the Selling Stockholders. Such shares are issuable to the Selling Stockholders upon the exercise of the Warrants. The Warrants are immediately exercisable on the date of their issuance and expire five and a half (5.5) years from the date on which they became exercisable. Warrants to purchase up to an aggregate of 2,275,000 shares of Common Stock are exercisable at an exercise price of $2.55 per share and Warrants to purchase up to an aggregate of 2,040,000 shares of Common Stock are exercisable at an exercise price of $2.61 per share. See “Registered Direct Offerings and Concurrent Private Placements” in this prospectus for further details relating to the Warrant Shares and the Warrants.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Warrant Shares to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Beneficially Owned After Offering(3)		Percentage Beneficially Owned After Offering(3)
Armistice Capital Master Fund Ltd. (4)	385,395	(15)	530,000	615,000	(16)	4.86%
Bigger Capital Fund, LP (5)	342,011	(17)	125,000	217,011	(18)	1.78%
CVI Investments, Inc. (6)	406,492	(19)	530,000	0		0%
Empery Asset Master, Ltd (7)	313,486	(20)	313,486	0		0%
Empery Tax Efficient, LP (8)	96,540	(21)	96,540	0		0%
Empery Tax Efficient III, LP (9)	119,974	(22)	119,974	0		0%
Hudson Bay Master Fund Ltd (10)	650,000	(23)	550,000	100,000	(24)	*
Intracoastal Capital LLC (11)	656,492	(25)	525,000	140,000	(26)	1.15%
Kazazian Capital Master Fund LP (12)	240,000	(27)	240,000	0		0%
L1 Capital Global Opportunities Master Fund (13)	406,492	(28)	470,000	100,000	(29)	*
Lind Global Macro Fund, LP (14)	781,852	(30)	690,000	1,042,852	(31)	8.41%
District 2 Capital Fund, LP (32)	265,000	(33)	125,000	140,000	(34)	1.15%
TOTAL	4,663,734		4,315,000	2,354,863		18.17%

*Less than 1%

(1)

All of the Warrants that are exercisable for the Warrant Shares offered hereby contain certain beneficial ownership limitations, which provide that a holder of the Warrants will not have the right to exercise any portion of its Warrants if such holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of Common Stock  outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding (each such limitation, a “Beneficial Ownership Limitation”). As a result, the number of shares of Common Stock reflected in this column as beneficially owned by each Selling Stockholder includes (a) any outstanding shares of Common Stock held by such Selling Stockholder, and (b) if any, the number of shares of Common Stock subject to the Warrants exercisable for the Warrant Shares offered hereby and any other warrants that may be held by such Selling Stockholder, in each case which such Selling Stockholder has the right to acquire as of July 21, 2020 or within 60 days thereafter and without it or any of its affiliates beneficially owning more than 4.99% or 9.99%, as applicable, of the number of outstanding shares of Common Stock as of July 21, 2020.

(2)	Represents shares of Common Stock owned by the Selling Stockholders upon full exercise of the Warrants offered hereby.
(3)	The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 12,038,353 shares of Common Stock outstanding on July 21, 2020, which includes 7,723,353 shares of Common Stock outstanding as of such date and assumes full exercise of the Warrants that are exercisable for the 4,315,000 Warrant Shares offered hereby. The calculation of beneficial ownership reported in such columns takes into account the effect of the Beneficial Ownership Limitations in any warrants held by the Selling Stockholders after this offering.

(4)	Steven Boyd, the managing member of Armistice Capital, LLC, the investment manager of Armistice Capital Master Fund Ltd., has the power to vote and dispose of the shares held by Armistice Capital Master Fund Ltd. and may be deemed to be the beneficial owner of its shares of Common Stock. The business address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, New York 10022.

(5)

Bigger Capital Fund GP, LLC (“Bigger GP”) is the general partner of Bigger Capital Fund LP. Michael Bigger is the managing member of Bigger GP. Each of Bigger GP and Mr. Bigger shares voting and dispositive power with respect to the shares of Common Stock held by Bigger Capital Fund LP. Each of Bigger GP and Mr. Bigger disclaims beneficial ownership over the securities listed in the table above except to the extent of their respective pecuniary interest therein. The address of the principal business office of Bigger Capital Fund LP is 2285 Spruce Goose Street, Suite A229, Las Vegas, NV, 89135.

(6)

Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these securities listed in the table above. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over such securities held by CVI. Mr. Kobinger disclaims any such beneficial ownership of such securities. The address for CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111. CVI is affiliated with one or more FINRA members. CVI purchased the Warrant Shares listed above being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Warrant Shares.

(7)

Empery Asset Management LP, the authorized agent of Empery Asset Master, Ltd (“EAM”), has discretionary authority to vote and dispose of the securities listed in the table above held by EAM and may be deemed to be the beneficial owner of such securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over such securities held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of such securities.

(8)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the securities listed in the table above held by ETE and may be deemed to be the beneficial owner of such securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over such securities held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficia1 ownership of such securities.

(9)

Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the securities listed in the table listed above held by ETE III and may be deemed to be the beneficial owner of such securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over such securities held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of such securities.

(10)

Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over the securities listed in the table above. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over such securities.

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(11)	Mitchell P. Kopin and Daniel B. Asher, both of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities listed in the table above that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of such securities reported herein that are held by Intracoastal.

(12)	Kirk S. Kazazian has the power to vote and dispose of the securities listed in the table above held by Kazazian Capital Master Fund LP and may be deemed to be the beneficial owner of such shares. The business address of Kazazian Capital Master Fund LP is 712 Fifth Avenue, Floor 31, New York, NY 10019.

(13)

David Feldman is a director of L1 Capital Global Opportunities Master Fund and may be deemed to having voting and investment power over the securities listed in the table above. Such Selling Stockholder’s address is 437 Madison Avenue, 34th Floor, New York, NY 10022.

(14)

Lind Global Partners LLC is the general partner of Lind Global Macro Fund, LP (“Lind”). Jeff Easton is the managing member of Lind Global Partners LLC. Each of Lind Global Partners LLC and Jeff Easton shares voting and dispositive power with respect to the securities listed in the table above held by Lind. Each of Lind Global Partners LLC and Jeff Easton disclaims beneficial ownership over such securities except to the extent of their respective pecuniary interest therein. The address of the principal business office of Lind Global Partners LLC is 444 Madison Ave, Floor 41, New York, NY 10022.

(15)

Includes (i) Warrants to purchase up to 128,465 Warrant Shares issued to such Selling Stockholder in the June 8th Offering, (ii) Warrants to purchase up to 128,465 Warrant Shares issued to such Selling Stockholder in the June 11th Offering and (iii) April 2020 Warrants to purchase up to 128,465 shares of Common Stock issued to such Selling Stockholder in the April 2020 Offering, and excludes (x) Warrants to purchase up to 136,535 Warrant Shares issued to such Selling Stockholder in the June 8th Offering, (y) Warrants to purchase up to 136,535 Warrant Shares issued to such Selling Stockholder in the June 11th Offering and (z) April 2020 Warrants to purchase up to purchase up to 486,535 shares of Common Stock issued to such Selling Stockholder in the April 2020 Offering, as a result of the triggering of the 4.99% Beneficial Ownership Limitation provision in each such warrant.

(16)	Includes April 2020 Warrants to purchase up to 615,000 shares of Common Stock issued to such Selling Stockholder in the April 2020 Offering.

(17)	Includes (i) 77,011 shares of Common Stock held by such Selling Stockholder, (ii) April 2020 Warrants to purchase up to 140,000 shares of Common Stock issued to such Selling Stockholder in the April 2020 Offering, and (iii) Warrants to purchase up to 125,000 Warrant Shares in the June 11th Offering.

(18)	Includes (i) 77,011 shares of Common Stock held by such Selling Stockholder and (ii) April 2020 Warrants to purchase up to 140,000 shares of Common Stock.

(19)

Includes an aggregate of up to 406,492 shares of Common Stock issuable pursuant to the following warrants in any combination as a result of the triggering of the 4.99% Beneficial Ownership Limitation provisions in each such warrant: (i) Warrants to purchase up to 265,000 Warrant Shares issued to such Selling Stockholder in the June 8th Offering and (ii) Warrants to purchase up to 265,000 Warrant Shares issued to the Selling Stockholder in the June 11th Offering, and excludes an aggregate of up to 123,508 shares of Common Stock issuable pursuant to such warrants as a result of such Beneficial Ownership Limitation provisions.

(20)

Includes (i) Warrants to purchase up to 150,413 Warrant Shares issued to such Selling Stockholder in the June 8th Offering and (ii) Warrants to purchase up to 163,073 Warrant Shares issued to such Selling Stockholder in the June 11th Offering. Each of the above referenced Warrants have a 4.99% Beneficial Ownership Limitation.

(21)

Includes (i) Warrants to purchase up to 49,296 Warrant Shares issued to such Selling Stockholder in the June 8th Offering and (ii) Warrants to purchase up to 47,244 Warrant Shares issued to such Selling Stockholder in the June 11th Offering. Each of the above referenced Warrants have a 4.99% Beneficial Ownership Limitation.

(22)

Includes (i) Warrants to purchase up to 65,291 Warrant Shares issued to such Selling Stockholder in the June 8th Offering and (ii) Warrants to purchase up to 54,683 Warrant Shares issued to such Selling Stockholder in the June 11th Offering. Each of the above referenced Warrants have a 4.99% Beneficial Ownership Limitation.

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(23)	Includes (i) April 2020 Warrants to purchase up to 100,000 shares of Common Stock issued to such Selling Stockholder in the April 2020 Offering, (ii) Warrants to purchase up to 275,000 Warrant Shares in the June 8th Offering and (iii) Warrants to purchase up to 275,000 Warrant Shares in the June 11th Offering.

(24)	Includes April 2020 Warrants exercisable for up to 100,000 shares of Common Stock.

(25)	Includes (i) a Warrant to purchase up to 250,000 Warrant Shares issued to such Selling Stockholder in the June 11th Offering as a result of the 9.99% Beneficial Ownership Limitation provision in such Warrant and (ii) an aggregate of up to 406,492 shares of Common Stock issuable pursuant to the following warrants in any combination as a result of the triggering of the 4.99% Beneficial Ownership Limitation provisions in such warrants: (x) an April 2020 Warrant to purchase up to 140,000 shares of Common Stock issued to such Selling Stockholder in the April 2020 Offering, and (y) a Warrant to purchase up to 275,000 Warrant Shares issued to such Selling Stockholder in the June 8th Offering. Excludes an aggregate of up to 8,508 shares of Common Stock issuable to the Selling Stockholder pursuant to such April 2020 Warrant and the Warrant issued to such Selling Stockholder in the June 8th Offering as a result of 4.99% Beneficial Ownership Limitation provisions in such warrants.

(26)	Includes April 2020 Warrants to purchase up to 140,000 shares of Common Stock.

(27)

Includes (i) Warrants to purchase up to 120,000 Warrant Shares issued to such Selling Stockholder in the June 8th Offering and (ii) Warrants to purchase up to 120,000 Warrant Shares issued to such Selling Stockholder in the June 11th Offering.

(28)	Includes an aggregate of up to 406,492 shares of Common Stock issuable pursuant to the following warrants in any combination as a result of the triggering of the 4.99% Beneficial Ownership Limitation provisions in each such warrant: (i) April 2020 Warrants to purchase up to 100,000 shares of Common Stock issued to such Selling Stockholder in the April 2020 Offering, (ii) Warrants to purchase up to 270,000 Warrant Shares issued to such Selling Stockholder in the June 8th Offering and (iii) Warrants to purchase up to 200,000 Warrant Shares issued to such Selling Stockholder in the June 11th Offering, and excludes an aggregate of up to 163,508 shares of Common Stock issuable pursuant to such warrants as a result of such Beneficial Ownership Limitation provisions.

(29)	Includes April 2020 Warrants to purchase up to 100,000 shares of Common Stock.

(30)	Includes (x) 675,173 shares of Common Stock and (y) an aggregate of up to 106,769 shares of Common Stock issuable pursuant to the following warrants in any combination as a result of the triggering of the 9.99% Beneficial Ownership Limitation provisions in each such warrant: (i) March 2020 Warrants to purchase up to 227,679 shares of Common Stock issued to the Selling Stockholder in the March 2020 Offering, (ii) April 2020 Warrants to purchase up to 140,000 shares of Common Stock issued to the Selling Stockholder in the April 2020 Offering, (iii) Warrants to purchase up to 415,000 Warrant Shares of Common Stock issued to the Selling Stockholder in the June 8th Offering and (iv) Warrants to purchase up to 275,000 Warrant Shares issued to the Selling Stockholder in the June 11th Offering. Excludes an aggregate of up to 951,000 shares of Common Stock issuable pursuant to such warrants as a result of such Beneficial Ownership Limitation provisions.

(31)	Includes (i) 675,173 shares of Common Stock, (ii) March 2020 Warrants to purchase up to 227,679 shares of Common Stock issued to the Selling Stockholder in the March 2020 Offering and (iii) April 2020 Warrants to purchase up to 140,000 shares of Common Stock issued to the Selling Stockholder in the April 2020 Offering.

(32)	District 2 GP LLC (“District 2 GP”) is the general partner of District 2 Capital Fund, LP, and District 2 Holdings LLC (“District 2 Holdings”) is the managing member of District 2 GP. Michael Bigger is the managing member of District 2 Holdings. Each of District 2 GP, District 2 Holdings and Mr. Bigger shares voting and dispositive power with respect to the shares of Common Stock held by District 2 Capital Fund, LP. Each of District 2 GP, District 2 Holdings and Mr. Bigger disclaims beneficial ownership over the securities listed in the table above except to the extent of their respective pecuniary interest therein. The address of the principal business office of District 2 Capital Fund, LP is 175 West Carver, Huntington, NY, 11743.

(33)	Includes (i) April 2020 Warrants to purchase up to 140,000 shares of Common Stock issued to such Selling Stockholder in the April 2020 Offering, and (ii) Warrants to purchase up to 125,000 Warrant Shares in the June 8th Offering.

(34)	Includes April 2020 Warrants to purchase up to 140,000 shares of Common Stock.

Material Relationships with Selling Stockholders

In addition to the transactions described above in “Registered Direct Offerings and Concurrent Private Placements”, we have had the following material relationships with the Selling Stockholders in the last three (3) years:

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Lind Global Macro Fund, LP

On March 30, 2020, we issued Lind the March 2020 Note and the March 2020 Warrant to purchase up to 227,679 shares of Common Stock at an exercise price of $6.40 per share in the March 2020 Private Placement. The March 2020 Note and March 2020 Warrant were issued pursuant to the March 2020 Purchase Agreement by and between us and Lind. The March 2020 Private Placement resulted in gross proceeds of $1,700,000, before fees and other expenses associated with the transaction, including but not limited to, an $85,000 commitment fee payable to Lind.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Warrant Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to approximately $11.1 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used to for working capital and general corporate purposes. The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. In addition, the Warrants are exercisable on a cashless basis after 6 months from the date of issuance if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of shares of Common Stock for which the Warrants are exercisable. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

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DIVIDEND POLICY

We have never declared or paid any dividends on our Common Stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying dividends in the foreseeable future. In addition, pursuant to the Certificate of Designations, so long as any Series A Preferred Stock is outstanding, we are not permitted to directly or indirectly declare or pay any dividend on our Common Stock as long as any dividends due on the Series A Preferred Stock remain unpaid. The payment of dividends will be at the discretion of our Board and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our future debt agreements, and other factors that our Board may deem relevant.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, the following is a summary of transactions since the years ended December 31, 2018 and 2019 to which we have been a party in which the amount involved exceeded the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year-end for the last three completed fiscal years, and in which any of our then directors, executive officers or holders of more than 5% of any class of our stock at the time of such transaction, or any members of their immediate family, had or will have a direct or indirect material interest. See also “Executive Compensation” for additional information regarding compensation of related parties in our annual report on Form 10-K for the year ended December 31, 2019.

All share and price per share information in this section has been adjusted to reflect our one-for-twenty reverse stock split, effective on April 9, 2020.

Warrant Amendment and Exercise Agreements

Between September 25, 2019 and October 8, 2019, the Company and certain holders, including Brett Moyer, Gary Williams, Jonathan Gazdak, each of the Medalist Funds (as defined below) and Lisa Walsh (each a “Holder” and collectively, the “Holders”), of the Company’s common stock purchase warrants, with exercise prices between $60.00 and $108.00 (collectively, the “Original Warrants”), including the Company’s Series D common stock purchase warrants, Series F common stock purchase warrants (the “Series F Warrants”) and Series G common stock purchase warrants (the “Series G Warrants”), entered into Warrant Amendment and Exercise Agreements (the “Warrant Amendment Agreements”), pursuant to which the Company agreed to reduce the exercise price of each Original Warrant to $16.00 (the “Reduced Exercise Price”), and for each Original Warrant exercised by a Holder at the Reduced Exercise Price, the Company agreed to reduce the exercise price of Original Warrants to purchase up to an equivalent number of shares of Common Stock (the “Amended Warrants”) to $15.80 (the “Amended Exercise Price”). The Company entered into Warrant Amendment Agreements with 32 Holders, under which Original Warrants were exercised for a total of 56,420 shares of Common Stock and the Company received gross proceeds of $903,000. Remaining Original Warrants for 69,071 shares of Common Stock had their exercise price adjusted to the Amended Exercise Price of $15.80.

Additionally, pursuant to the Warrant Amendment Agreements, the Company agreed to prepare and file with the SEC, as soon as practicable, but in no event later than November 4, 2019 (as extended by the Settlement Agreements (as defined below) to November 18, 2019), a registration statement on Form S-3 to register all shares of Common Stock received by the Holders upon exercise of any Warrant (as defined in the Warrant Amendment Agreements) and all shares of Common Stock underlying the Original Warrants (as defined in the Warrant Amendment Agreements) (such issued and underlying shares, the “Resale Shares”). On December 3, 2019, the Company filed a prospectus to its Registration Statement on Form S-3 (Registration No. 333-234787) for the registration of the Resale Shares.

From November 3, 2019 to November 6, 2019, the Company entered into settlement agreements (each a “Settlement Agreement” and collectively, the “Settlement Agreements”) with each of the Holders (other than the Medalist Funds (as defined herein), whose Settlement Agreement is described below) pursuant to which the Company agreed to issue such Holders an aggregate of 7,648 additional shares of common stock, with such shares meant to compensate such Holders for the difference between the Amended Exercise Price and the lower priced shares that were offered to investors in connection with the Company’s earlier registered direct offering of an aggregate of 125,000 shares of Common Stock, priced at $14.00 per share, that the Company closed on October 16, 2019 (the “Registered Direct Offering”). In addition, pursuant to the Settlement Agreements, the Company and the Holders agreed to extend the date by which the Company would file a registration statement on Form S-3 to register all of the Resale Shares from November 4, 2019 to November 18, 2019.

Brett Moyer

Mr. Moyer has served as the Company’s President, Chief Executive Officer and a Board member since the Company’s founding in August 2010.

In December 2016, Mr. Moyer extinguished secured promissory notes of the Company, consisting of an aggregate principal amount of $135,704, a promissory note of the Company in the principal amount of $50,000 and $69,290 of reimbursable expense reports, and invested the aggregate sum of $269,091 in the Company’s Series D convertible note (the “Series D Notes”) financing. In connection with the Series D Convertible Notes financing, the Company also issued Mr. Moyer a warrant to purchase 453 shares of common stock at an exercise price of $108.00. In connection with the extension of the maturity date of such Series D Convertible Note to June 30, 2018, the number of warrants granted to Mr. Moyer in connection with such financing was doubled, or increased by 453, effective February 28, 2018.

In April 2018, the Company issued Mr. Moyer a $62,500 Series G 20% Original Issue Discount Senior Secured Promissory Note, as amended (a “Series G Note”), in consideration for $50,000 of expenses incurred by Mr. Moyer. In June 2018, in consideration for extending the maturity date of the Series G Note, Mr. Moyer was granted a warrant to purchase 232 shares of common stock. In July 2018, in consideration for extending the maturity date of the Series G Note and agreeing to make the note convertible, Mr. Moyer was granted a warrant to purchase 695 shares of common stock. On July 25, 2018, in connection with the Company’s IPO, $537,336 of principal under convertible promissory notes, and all accrued interest, was automatically converted into a total of 7,895 shares of common stock and the warrants issued in connection with the Series G Notes now have an exercise price of $60.00.

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On October 7, 2019, Mr. Moyer entered into a Warrant Amendment Agreement with the Company, as described above. Mr. Moyer exercised Original Warrants for a total of 453 shares of Common Stock and the Company received proceeds of $7,246. On November 3, 2019, Mr. Moyer entered into a Settlement Agreement with the Company, as described above, pursuant to which the Company issued Mr. Moyer 65 additional shares of Common Stock.

Gary Williams

Mr. Williams has served as the Company’s Chief Accounting Officer since September 2019, as the Company’s VP of Finance since August 2010 and previously served as the Company’s Chief Financial Officer from August 2010 to September 2019.

On October 7, 2019, Mr. Williams entered into a Warrant Amendment Agreement with the Company, as described above. Mr. Williams exercised Original Warrants for a total of 179 shares of Common Stock and the Company received proceeds of $2,862. On November 3, 2019, Mr. Williams entered in a Settlement Agreement with the Company, as described above, pursuant to which the Company issued Mr. Williams 26 additional shares of Common Stock.

Michael Fazio

Mr. Fazio is the chairman of MARCorp Financial LLC, a private equity firm located in Illinois, of which MARCorp Signal, LLC is a wholly-owned subsidiary. Mr. Fazio previously served as a member of the Board, which tenure commenced on May 2017 and ended on June 19, 2019. Pursuant to a settlement agreement that the Company entered into with MARCorp Signal, LLC on July 25, 2018, a warrant to purchase an aggregate of 24,394 shares of Common Stock was issued to MARCorp Signal, LLC, and following the Company’s IPO, the exercise price of the warrants issued in connection with the Series E Convertible Note (defined below) became $60.00.

Jonathan Gazdak

Mr. Gazdak is Managing Director – Head of Investment Banking for Alexander Capital, L.P. (“Alexander”), an investment banking firm based in New York. Mr. Gazdak has been a member of the Board since June 2015. Alexander Capital, L.P. has acted as the lead investment bank in a number of the Company’s private financings and as an underwriter for the Company’s IPO.

The Company signed an engagement letter with Alexander Capital, L.P. in August of 2014 (“August 2014 Engagement Letter”), under which Alexander Capital, L.P. earned a fee on total investments by their clients. Alexander Capital, L.P. earned fees of $321,300 and $0 for the years ended December 31, 2018 and 2019, respectively, under the August 2014 Engagement Letter. In connection with the August 2014 Engagement Letter, which was terminated immediately prior to the IPO, Alexander Capital, L.P. has been issued warrants to purchase a total of 29,420 shares of Common Stock, exercisable at prices between $66.00 and $108.00 per share and for five years from the date of issuance.

Pursuant to the underwriting agreement entered into between the Company and Alexander Capital, L.P. in connection with the IPO (the “Underwriting Agreement”), Alexander Capital, L.P. was paid a cash fee of $900,000, as well as a non-accountable expense allowance of $120,000 and reimbursements of $100,000. Pursuant to the Underwriting Agreement, the Company issued Alexander Capital, L.P. a warrant to purchase 3,600 shares of Common Stock. Such warrant is exercisable at a per share price of $125.00 and is exercisable at any time during the five-year period commencing 180 days from the effective date of the IPO, which period shall not exceed five years from such effective date.

On July 25, 2018, in connection with the Company’s IPO, $21,176 of principal under convertible promissory notes, and all accrued interest, were automatically converted into a total of 283 shares of Common Stock.

On April 4, 2019, the Company signed another engagement letter with Alexander Capital, L.P. under which Alexander Capital, L.P. earns a fee on total investments by its clients. In connection with the issuance of the initial tranche of the Series A Preferred Stock, Alexander Capital, L.P. earned a fee of $80,000 and the Company agreed to issue it a warrant to purchase 2,041 shares of Common Stock. Such warrant is exercisable at a per share price of $43.60 and is exercisable at any time during the five-year period commencing 180 days from the effective date of the issuance of such Common Stock, which period shall not exceed five years from such effective date.

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On April 17, 2019, the Company entered into an underwriting agreement with Alexander Capital, L.P. in connection with an offering by the Company of 203,787 shares of Common Stock, pursuant to which Alexander Capital, L.P. was paid cash fees of $406,554 as well as a non-accountable expense allowance of $54,207 and reimbursements of $100,000 and pursuant to which the Company agreed to issue a warrant to purchase 6,114 shares of Common Stock. Such warrant is exercisable at a per share price of $33.20 and is exercisable at any time during the five-year period commencing 180 days from the effective date of the issuance of such Common Stock, which period shall not exceed five years from such effective date.

On October 16, 2019, the Company entered into another underwriting agreement with Alexander Capital, L.P. in connection with an offering by the Company of up to an aggregate of 125,000 shares of Common Stock, pursuant to which Alexander Capital, L.P. was paid cash fees of $131,250 as well as a non-accountable expense allowance of $17,500 and reimbursements of $43,750 and pursuant to which the Company agreed to issue a warrant to purchase 3,750 shares of Common Stock. Such warrant is exercisable at a per share price of $17.50 and is exercisable at any time during the five-year period commencing one year from the effective date of the issuance of such stock, which period shall not exceed five years from such effective date.

On October 7, 2019, Mr. Gazdak entered into a Warrant Amendment Agreement with the Company, as described above. Mr. Gazdak exercised Original Warrants for a total of 157 shares of Common Stock and the Company received proceeds of $2,510. On November 6, 2019, Mr. Gazdak entered into a Settlement Agreement with the Company, as described above, pursuant to which the Company issued Mr. Gazdak 23 additional shares of Common Stock. In connection with the Company’s entry in the Warrant Amendment Agreements, Alexander Capital, L.P. was paid a cash fee of $51,374.

On February 6, 2020, the Company entered into another underwriting agreement with Alexander Capital, L.P. in connection with an offering by the Company of up to an aggregate of $835,000 of the Company’s securities, pursuant to which Alexander Capital, L.P. was paid cash fees of $83,000 and pursuant to which the Company agreed to issue to Alexander Capital, L.P. a warrant to purchase 4,553 shares of Common Stock. Such warrant is exercisable at a per share price of $8.80 and is exercisable at any time during the five-year period commencing on the date of issuance.

On May14, 2020, the Company entered into a settlement agreement and release (the “Settlement Agreement”) with Alexander, pursuant to which, in consideration for Alexander releasing the Company from (a) all claims against the Company arising out of an engagement agreement, dated February 6, 2020, that the Company entered into with Alexander, other than indemnification for certain third-party claims and (b) any further obligations to provide Alexander with a preferential right to participate as an underwriter or placement agent in future offerings, the Company agreed to (i) pay Alexander a one-time cash payment of $125,000 and (ii) issue to Alexander 50,000 shares of the Company’s Common Stock (“Settlement Shares”). In connection with the Settlement Agreement, on May 14, 2020, the Company also entered into a leak-out agreement with Alexander (the “Leak-Out Agreement”), pursuant to which Alexander is not permitted to sell more than 5,000 shares of Common Stock in any trading day, commencing on May 14, 2020 (the date of the Leak-Out Agreement) and ending on the date on which Alexander no longer holds any Settlement Shares. The Settlement Shares were issued at a price of $2.32 per Share pursuant to a prospectus supplement and accompanying base prospectus relating to the Company’s effective shelf registration statement on Form S-3 (File No. 333-233433).

Helge Kristensen

In February 2016, Inizio Capital an investment company based in the Cayman Islands, for which Mr. Kristensen serves as a director, loaned the Company $50,000 under a convertible promissory note (the “Inizio Note”). On July 25, 2018, in connection with the Company’s IPO, the Inizio Note and all accrued interest, were automatically converted into a total of 1,397 shares of common stock.

In August 2019, we issued a $360,000 purchase order to Hansong Technology. Pursuant to such purchase order, we will pay $360,000 to Hansong Technology for the purchase of certain products. Additionally, Hansong Technology purchased $63,523 of our modules pursuant to purchase orders issued in 2019, with $22,923 received by us in 2019 and the remaining amount expected to be received in 2020. See “Risk Factors - We entered into a purchase order with a company in which one of our directors is an executive officer, the fulfillment of which could cause such director to no longer be independent” – for certain risks relating to Mr. Kristensen’s no longer being considered an “independent director” if these payments are made.

Michael Howse

The Company is party to an agreement with Michael Howse, dated April 6, 2018, as amended effective as of December 27, 2018 (the “Howse Agreement”), pursuant to which Mr. Howse was appointed interim role as chief strategy officer on an “at-will” basis in consideration for a monthly cash salary as well as (i) a warrant to purchase 5,500 shares of our common stock, exercisable at a per share price of $40.00 and which vested monthly over a nine-month period and which fully vested on January 6, 2019 and (ii) a warrant to purchase 8,250 shares of our common stock, exercisable at a per share price of $40.00, which shall vest, so long as Mr. Howse continues to serve as interim chief strategy officer and/or as a member of our Board, (x) as to 5,500 shares of common stock upon the achievement of a significant milestone and (y) as to 2,750 shares of common stock upon the achievement of an additional significant milestone. The foregoing exercise prices are subject to adjustment as provided in each warrant. Pursuant to the Howse Agreement, such warrants shall fully vest on the earlier of (1) immediately prior to a Fundamental Transaction, as defined in such agreement, (2) Mr. Howse’s removal from our Board for any reason other than his resignation, his intentional illegal conduct or gross misconduct, or his conviction for any felony, theft, embezzlement or violent crime. In addition, pursuant to the Howse Agreement, we also agreed to appoint Mr. Howse to our Board, where he may only be removed for cause, or his termination or resignation.

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Under the Howse Agreement, if the Company raises capital in one or more financings from certain pre-approved strategic investors, or is acquired by a third-party during the period that Mr. Howse serves as interim chief strategy officer (or within six months thereafter), he will receive a percentage cash bonus concurrently with the closing of such transaction based on the amount raised or consideration paid for the Company, as applicable, (A) which bonus doubles in the event that the Company does not incur an amount equal to 2% or more of the Consideration (as defined in the Howse Agreement) in fees to any investment bank in connection with such transaction, if such transaction is a Fundamental Transaction (such fees, “General Expenses”), and (B) 50% of which bonus may be paid as a convertible note or preferred equity with the same terms as the other participants in such transaction, if such transaction is a financing. Pursuant to the Howse Agreement, we may terminate Mr. Howse at any time, with or without cause, upon 90 days’ prior written notice. Such agreement provides for Company-sponsored benefits in accordance with our policies. Pursuant to the Howse Agreement, effective November 1, 2018, Mr. Howse was placed on our payroll and is now considered a part-time Company employee.

In connection with the Howse Agreement, the Company is also party to the Deferred Shares Agreement, pursuant to which the Company granted Mr. Howse up to 20,000 Deferred Shares under the LTIP. Pursuant to such agreement, if a Fundamental Transaction has not occurred within 180 days of the earlier of the date on which Mr. Howse no longer serves (i) as our interim chief strategy officer or (ii) on our Board, all of the Deferred Shares shall be forfeited and Mr. Howse will have no further rights to such shares. Pursuant to such agreement, the Deferred Shares shall vest immediately prior to a Fundamental Transaction, and the number of Deferred Shares that shall vest is based on the Consideration paid for the Company in such transaction, which number of Deferred Shares that shall vest to double in the event that the Company does not incur General Expenses.

Brian Herr

Mr. Herr is Chief Investment Officer and Co-Head of Structured Credit and Asset Finance, for the Medalist Partners platform (f/k/a Candlewood Structured Strategy Funds), serves as a partner and co-portfolio manager for each of the Medalist Partners Harvest Master Fund, Ltd. and Medalist Partners Opportunity Master Fund A, LP (collectively, the “Medalist Funds”), and is a former director of the Company who resigned from the Board effective February 10, 2020. Mr. Herr was granted a seat on the Board pursuant to a securities purchase agreement, dated as of November 30, 2017, between the Company and the Medalist Funds, pursuant to which the Company also issued to the Medalist Funds an aggregate of $2,000,000 Series F Convertible Notes and warrants to purchase an aggregate of 11,112 shares of our common stock which are exercisable for a price of $72.00 per share. In addition, between April 20, 2018 and June 29, 2018, the Company issued an aggregate of $2,437,500 of Series G Convertible Notes to the Medalist Funds and warrants to purchase an aggregate of 9,029 shares of our common stock. In July 2018, in consideration for extending the maturity date of the Series G Convertible Notes and agreeing to make the note convertible, the Medalist funds were granted a warrant to purchase 27,084 shares of common stock. On July 25, 2018, in connection with the Company’s IPO, $3,950,000 of principal under convertible promissory notes, and all accrued interest, were automatically converted into a total of 97,518 shares of common stock and the exercise price of the warrants issued in connection with the Series G Notes became $60.00.

In addition, on October 8, 2019, each of the Medalist Funds entered into a Warrant Amendment Agreement with the Company, as described above. In connection with and prior to the Warrant Amendment Agreement that each of the Medalist Funds entered into, the Company also executed Amendment No. 1 to the Series F Warrants held by each of the Medalist Funds (the “Series F Warrant Amendment”), pursuant to which each such Series F Warrant was further amended to add, among other things, fundamental transaction and subsequent rights offerings provisions as well as a 9.99% beneficial ownership limitation (the “Beneficial Ownership Limitation”).

Pursuant to Warrant Amendment Agreements that were entered into with each of the Medalist Funds, with respect to the Series F Warrants and Series G Warrants, if the exercise of an Original Warrant at the Reduced Exercise Price would cause each of the Medalist Funds to exceed the Beneficial Ownership Limitation, in lieu of receiving such number of shares of Common Stock in excess of the Beneficial Ownership Limitation, the Company will only issue such number of shares of Common Stock to each of the Medalist Funds as would not cause each of the Medalist Funds to exceed the maximum number of shares of Common Stock permitted under the Beneficial Ownership Limitation, and each of the Medalist Funds shall be issued, at an exercise price equal to the Reduced Exercise Price less $15.80 per share, pre-funded common stock purchase warrants covering such number of shares of Common Stock as would otherwise have been in excess of the Beneficial Ownership Limitation (the “Pre-Funded Warrants”). In connection with such exercises, the Medalist Funds were issued Pre-Funded Warrants to purchase an aggregate of 20,719 shares of Common Stock. The Company received aggregate gross proceeds of approximately $327,000 in connection with the Pre-Funded Warrants.

On November 4, 2019, the Company entered into a Settlement Agreement with the Medalist Funds, pursuant to which the Company agreed to pay the Medalist Funds an aggregate of $47,223 in cash, with such cash meant to compensate the Medalist Funds for the difference between the Amended Exercise Price and the lower priced shares of Common Stock that were offered to investors in connection with the Registered Direct Offering. In addition, pursuant to the Settlement Agreement, the Company and the Medalist Funds agreed to extend the date by which the Company would file a registration statement on Form S-3 to register all of the Resale Shares from November 4, 2019 to November 18, 2019.

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Significant Stockholders

In January 2017, Carl E. Berg invested the aggregate sum of $300,000 in the Company’s Series D Convertible Note financing and was granted a warrant to purchase 1,961 shares of common stock at an exercise price of $108.00.

Effective February 28, 2018, Mr. Berg agreed to extend the maturity date of such note to June 30, 2018, which was later amended to extend the maturity date to July 25, 2018, and which accrued an additional 10% interest on the first day of every month, beginning March 1, 2018, so long as such note remained outstanding. In connection with the maturity date extension, Mr. Berg’s warrant to purchase 1,961 shares of common stock at an exercise price of $108.00 was doubled, or increased by 1,961. In addition, Mr. Berg agreed to extend the maturity date of his various other convertibles notes to June 30, 2018, which was later amended to extend the maturity date to July 25, 2018. In connection with the maturity date extensions, Mr. Berg received warrants to purchase a total of 1,299 shares of common stock at an exercise price of $108.00.

On July 25, 2018, in connection with the Company’s IPO, $1,479,412 of principal under convertible promissory notes, and all accrued interest, were automatically converted into a total of 23,235 shares of common stock.

In July 2017, Lisa Walsh invested an additional $360,000 in the Company’s Series D Convertible Note financing and received a warrant to purchase 2,353 shares of common stock at an exercise price of $108.00. Effective February 28, 2018, Ms. Walsh agreed to extend the maturity date of such note to June 30, 2018, which was later amended to extend the maturity date to July 25, 2018, and which accrued an additional 10% interest on the first day of every month, beginning March 1, 2018, so long as such note remained outstanding. In connection with the maturity date extension, the warrants granted to Ms. Walsh to purchase 5,621 shares of common stock at an exercise price of $108.00 was doubled, or increased by 5,621. In November 2017, Ms. Walsh invested $6,500,000 in the Company’s Series F Convertible Note financing and was issued warrants to purchase 36,112 shares of common stock at an exercise price of $108.00 per share.

In May 2018, Ms. Walsh participated in the Company’s Series G Convertible Notes offering and was issued a $312,500 Series G Convertible Note and a warrant to purchase 1,158 shares of common stock. In July 2018, in consideration for extending the maturity date of the Series G Convertible Notes and agreeing to make the note convertible, Ms. Walsh was granted a warrant to purchase 3,473 shares of common stock. On July 25, 2018, in connection with the Company’s IPO, $8,330,147 of principal under convertible promissory notes, and all accrued interest, were automatically converted into a total of 146,933 shares of common stock and the exercise price of the warrants issued in connection with the Series F and Series G Notes became $72.00 and $60.00, respectively.

On April 18, 2019, the Company entered into a Securities Purchase Agreement, dated as of April 18, 2019, with Ms. Walsh (the “Preferred SPA”), pursuant to which the Company issued 250,000 shares of its Series A 8% Senior Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), which shares have a stated value of $4.00, grant holders the same voting rights as holders of our shares of Common Stock, and are convertible into shares of Common Stock at a price of $80.00 per share, which price cannot be reduced below $30.00, and which is subject to adjustment under the Certificate of Designations of the Preferences, Rights and Limitations of the Series A Preferred Stock upon certain subsequent transactions and events described therein, in consideration for $1,000,000 (the “Initial Tranche”). The Series A Preferred Stock may be issued in tranches of at least $500,000 and in an aggregate of up to $5,000,000. In connection with the Initial Tranche, the Company also issued to Ms. Walsh a warrant to purchase 12,756 shares of Common Stock, which is immediately exercisable, has a five-year life, has an exercise price of $39.60 and is subject to 4.99/9.99% blockers and to adjustment for stock dividends and splits. Pursuant to the Preferred SPA, holders of shares of the Series A Preferred Stock (i) have the right to require the Company to register the shares of Series A Preferred Stock as well as the shares of Common Stock underlying such shares and the warrant issued to Ms. Walsh within 180 days of the Closing Date (as defined in the Preferred SPA) on which purchasers have committed to purchase an aggregate of amount of Series A Preferred Stock with an aggregate stated value equal to or exceeding $1,000,000.

In connection with the October 16, 2019 Registered Direct Offering, Ms. Walsh purchased 50,000 shares of Common Stock at a price of $14.00 per share. The Company received proceeds of $700,000 from such purchase.

On October 7, 2019, Ms. Walsh entered into a Warrant Amendment Agreement with the Company, as described above. Ms. Walsh exercised Original Warrants for a total of 25,992 shares of Common Stock and the Company received proceeds of $415,862. On November 3, 2019, Ms. Walsh entered into a Settlement Agreement with the Company, as described above, pursuant to which the Company agreed to issue Ms. Walsh 3,714 additional shares of Common Stock.

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Outstanding Equity Grants to Directors and Executive Officers

We have granted warrants and restricted shares to our certain of our directors and executive officers. For more information regarding the warrants and stock awards granted to our directors and named executive officers, see “Executive Compensation — Outstanding Equity Awards as of December 31, 2019” in our annual report on Form 10-K for the year ended December 31, 2019.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. Such indemnification agreements require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Related Person Transaction Policy

Our Audit Committee considers and approves or disapproves any related person transaction as required by Nasdaq Stock Market regulations. The Company’s written policies and procedures on related party transactions cover any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (i) the Company (or any subsidiary) is a participant; (ii) any related party has or will have a direct or indirect interest; and (iii) the aggregate amount involved (including any interest payable with respect to indebtedness) will or may be expected to exceed $120,000, except that there is no $120,000 threshold for members of the Audit Committee. A related party is any: (i) person who is or was (since the beginning of the two fiscal years preceding the last fiscal year, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director; (ii) greater than five percent (5%) beneficial owner of the Company’s common stock; or (iii) immediate family member of any of the foregoing. An immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and any person (other than a tenant or employee) sharing the same household as such person.

In determining whether to approve or ratify a related party transaction, the Audit Committee, or disinterested directors, as applicable, will take into account, among other factors it deems appropriate: (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; (ii) the nature and extent of the related party’s interest in the transaction; (iii) the material terms of the transactions; (iv) the importance of the transaction both to the Company and to the related party; (v) in the case of a transaction involving an executive officer or director, whether the transaction would interfere with the performance of such person’s duties to the Company; and (vi) in the case of a transaction involving a non-employee director or a nominee for election as a non-employee director (or their immediate family member), whether the transaction would disqualify the director or nominee from being deemed an “independent” director, as defined by Nasdaq, and whether the transaction would disqualify the individual from serving on the Audit Committee or the Compensation Committee or other committees of the Board under applicable Nasdaq and other regulatory requirements.

The Audit Committee only approves those related party transactions that are on terms comparable to, or more beneficial to us than, those that could be obtained in arm’s length dealings with an unrelated third party.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 21, 2020, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our equity securities;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

All share and price per share information in this Security Ownership of Certain Beneficial Owners and Management section has been adjusted to reflect our one-for-twenty reverse stock split, effective on April 9, 2020.

The percentage ownership information shown in the table prior to this offering is based upon 7,723,353 shares of Common Stock and 250,000 shares of Series A Preferred Stock outstanding as of July 21, 2020. The percentage ownership information shown in the table after this offering is based upon 12,038,353 shares of Common Stock (based full exercise of the warrants to purchase 4,315,000 shares of Common Stock in this offering) and 250,000 shares of Series A Preferred Stock outstanding. The percentage ownership information shown in the table excludes (a) shares of Common Stock to be issued upon exercise of warrants and pre-funded warrants to purchase an aggregate of up to 7,337,199 shares of Common Stock as of July 21, 2020, (b) 705 shares of restricted stock to be released to a terminated employee in two equal tranches over the next 7 months pursuant to the terms of such employee’s restricted stock agreement, (c) 20,000 unvested deferred shares (the “Deferred Shares”) under our 2018 Long-Term Stock Incentive Plan (the “LTIP”), issued to Michael Howse, a member of our board of directors, pursuant to a Deferred Shares Agreement, entered into as of January 4, 2019 and (d) 12,500 shares of Common Stock issuable upon conversion of 250,000 shares of our Series A 8% Senior Convertible Preferred Stock (the “Series A Preferred Stock”) issued to Lisa Walsh on April 18, 2019. Additionally, the number of shares of Common Stock that will be outstanding after this offering also includes up to an aggregate of 4,315,000 shares of Common Stock underlying the Warrants to be offered and sold by the Selling Stockholders.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC’) and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are exercisable for shares of Common Stock within sixty (60) days of July 21, 2020. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown that they beneficially own, subject to community property laws where applicable.

For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named above, any shares of Common Stock that such person or persons has the right to acquire within sixty (60) days of July 21, 2020 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares of Common Stock listed as beneficially owned does not constitute an admission of beneficial ownership.

Except as otherwise noted below, the address for persons listed in the table is c/o Summit Wireless Technologies, Inc., 6840 Via Del Oro, Ste. 280, San Jose, CA 95119.

	Shares Beneficially Owned					Shares Beneficially Owned After the Offering
	Common Stock		Series A Preferred Stock			Common Stock		Series A Preferred Stock
5% or greater stockholders:	Shares	%	Shares	%	% Total Voting Power (1)	Shares	%	Shares	%	% Total Voting Power (1)
Hudson Bay Master Fund Ltd (3)	650,000	7.76%	-	-	7.75%	100,000	*	-	-	*
Lind Global Macro Fund, LP (4)	781,852	9.99%	-	-	9.99%	1,042,852	8.41%	-	-	8.41%
Intracoastal Capital LLC (5)	656,492	7.83%	-	-	7.82%	140,000	1.15%	-	-	1.15%
Lisa Walsh (6)	322,582	4.16%	250,000	100%	4.30%	322,582	2.67%	250,000	100%	2.77%

Directors and executive officers (2)
Brett Moyer (7) Chief Executive Officer and Chairman	25,543	*	-	-	*	25,543	*	-	-	*
George Oliva (8) Chief Financial Officer	7,500	*	-	-	*	7,500	*	-	-	*
Gary Williams (9) Chief Accounting Officer and Vice President of Finance	8,781	*	-	-	*	8,781	*	-	-	*
Jonathan Gazdak (10) Director	12,072	*	-	-	*	12,072	*	-	-	*
Dr. Jeffrey M. Gilbert (11) Director	2,500	*	-	-	*	2,500	*	-	-	*
Michael Howse (12) Director	13,750	*	-	-	*	13,750	*	-	-	*
Helge Kristensen (13) Director	9,848	*	-	-	*	9,848	*	-	-	*
Lisa Cummins (14) Director	1,250	*	-	-	*	1,250	*	-	-	*
Robert Tobias (15) Director	2,000	*	-	-	*	2,000	*	-	-	*
Sri Peruvemba (16) Director	-	-	-	-	-	-	-	-	-	-

Directors and executive officers as a group (10 persons)	83,244	1.09%	-	-	1.09%	83,244	0.68%	-	-	0.68%

*	Less than 1%

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(1)	Percentage of total voting power represents voting power with respect to all shares of our Common Stock and Series A Preferred Stock, which have the same voting rights as our shares of Common Stock. The holders of our Common Stock are entitled to one vote per share and the holder of our Series A Preferred Stock is entitled to one vote per share on an as converted basis.

(2)	Includes fully vested warrants to purchase 24,134 shares of Common Stock at exercise prices between $0.20 and $108.00 per share.

(3)

Prior to this offering, number of shares and percentage beneficially owned includes (i) April 2020 Warrants to purchase up to 100,000 shares of Common Stock issued to such Selling Stockholder in the April 2020 Offering, (ii) Warrants to purchase up to 275,000 Warrant Shares in the June 8th Offering and (iii) Warrants to purchase up to 275,000 Warrant Shares in the June 11th Offering. After this offering, number of shares and percentage beneficially owned includes an April 2020 Warrant to purchase up to 100,000 shares of Common Stock.

Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over the securities listed in the table above. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over such securities. The business address of Hudson Bay Master Fund Ltd. is c/o Hudson Bay Capital Management LP, 777 3rd Avenue, 30th Floor, New York, NY 10017.

(4)

Prior to this offering, number of shares and percentage beneficially owned includes (x) 675,173 shares of Common Stock, and (y) an aggregate of up to 106,769 shares of Common Stock issuable pursuant to the following warrants in any combination as a result of the triggering of the 9.99% Beneficial Ownership Limitation provisions in each such warrant: (i) March 2020 Warrants to purchase up to 227,679 shares of Common Stock issued to the Selling Stockholder in the March 2020 Offering, (ii) April 2020 Warrants to purchase up to 140,000 shares of Common Stock issued to the Selling Stockholder in the April 2020 Offering, (iii) Warrants to purchase up to 415,000 Warrant Shares of Common Stock issued to the Selling Stockholder in the June 8th Offering and (iv) Warrants to purchase up to 275,000 Warrant Shares issued to the Selling Stockholder in the June 11th Offering. Such number of shares of Common Stock does not take into account any Beneficial Ownership Limitation provisions in such warrants listed above, which are not triggered based on the number of shares of Common Stock owned by such Selling Stockholder prior to this offering; excludes an aggregate of up to 951,000 shares of Common Stock issuable pursuant to such warrants as a result of such Beneficial Ownership Limitation provisions.

After this offering, number of shares and percentage beneficially owned includes (i) 675,173 shares of Common Stock, (ii) March 2020 Warrants to purchase up to 227,679 shares of Common Stock issued to the Selling Stockholder in the March 2020 Offering and (iii) April 2020 Warrants to purchase up to 140,000 shares of Common Stock issued to the Selling Stockholder in the April 2020 Offering.

Lind Global Partners LLC is the general partner of Lind. Jeff Easton is the managing member of Lind Global Partners LLC. Each of Lind Global Partners LLC and Jeff Easton shares voting and dispositive power with respect to the securities listed in the table above held by Lind. Each of Lind Global Partners LLC and Jeff Easton disclaims beneficial ownership over such securities except to the extent of their respective pecuniary interest therein. The address of the principal business office of Lind Global Partners LLC is 444 Madison Ave, Floor 41, New York, NY 10022.

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(5)

Prior to this offering, number of shares and percentage beneficially owned includes (i) a Warrant to purchase up to 250,000 Warrant Shares issued to such Selling Stockholder in the June 11th Offering as a result of the 9.99% Beneficial Ownership Limitation provision in such Warrant and (ii) an aggregate of up to 406,492 shares of Common Stock issuable pursuant to the following warrants in any combination as a result of the triggering of the 4.99% Beneficial Ownership Limitation provisions in such warrants: (x) an April 2020 Warrant to purchase up to 140,000 shares of Common Stock issued to such Selling Stockholder in the April 2020 Offering, and (y) a Warrant to purchase up to 275,000 Warrant Shares issued to such Selling Stockholder in the June 8th Offering. Excludes an aggregate of up to 8,508 shares of Common Stock issuable to the Selling Stockholder pursuant to such April 2020 Warrant and the Warrant issued to such Selling Stockholder in the June 8th Offering as a result of 4.99% Beneficial Ownership Limitation provisions in such warrants.

After this offering, number of shares and percentage beneficially owned includes April 2020 Warrants to purchase up to 140,000 shares of Common Stock.

Mitchell P. Kopin and Daniel B. Asher, both of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities listed in the table above that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of such securities reported herein that are held by Intracoastal. The address of the principal business office of Intracoastal is 2211A Lakeside Drive, Bannockbum, IL 60015.

(6)	Includes (i) fully vested warrants to purchase 38,751 shares of Common Stock with exercise prices ranging from $15.80 to $39.60 per share and (ii) 12,500 shares of Common Stock based upon the assumed conversion of 250,000 shares of Series A Preferred Stock convertible into shares of our Common Stock at a price of $80.00 per share, subject to adjustment under the Certificate of Designations upon certain subsequent transactions and events described therein, and which price cannot be reduced below $30.00 per share.

(7)	Includes (i) 7,087 shares of restricted Common Stock that is subject to annual vesting over a period of three years beginning September 1, 2019 and (ii) fully vested warrants to purchase 1,692 shares of Common Stock with exercise prices ranging from $15.80 to $90.00 per share.

(8)	Includes 7,500 shares of restricted Common Stock that is subject to annual vesting over a period of four years beginning September 1, 2019.

(9)	Includes (i) 3,366 shares of restricted Common Stock that is subject to annual vesting over a period of three years beginning September 1, 2019 and (ii) fully vested warrants to purchase 385 shares of Common Stock with exercise prices ranging from $15.80 to $90.00 per share.

(10)	Includes (i) 1,250 shares of restricted Common Stock that is subject to annual vesting over a period of three years beginning September 1, 2019 and (ii) fully vested warrants to purchase 8,191 shares of Common Stock with exercise prices ranging from $66.00 to $125.00 per share. Excludes warrants to purchase 2,041, 6,114, 3,750 and 4,553 shares of Common Stock, with exercise prices of $43.60, $33.20, $17.50 and $8.80, respectively, issued to Alexander Capital, L.P., of which Mr. Gazdak is managing director and the head of investment banking.

(11)	Includes 1,250 shares of restricted Common Stock that is subject to annual vesting over a period of three years beginning September 1, 2019.

(12)	Includes fully vested warrants to purchase 13,750 shares of Common Stock with an exercise price of $40.00 per share. Excludes 20,000 Deferred Shares issued pursuant to the Deferred Shares Agreement that will vest immediately prior to a Fundamental Transaction.

(13)	Includes (i) 1,250 shares of restricted Common Stock that is subject to annual vesting over a period of three years beginning September 1, 2019, (ii) 6,667 shares of Common Stock owned indirectly by Inizio Capital, (iii) 565 shares of Common Stock owned indirectly by Hansong Technology, (iv) fully vested warrants to purchase 48 shares of Common Stock at an exercise price of $108.00 per share owned indirectly by Hansong Technology, and (v) fully vested warrants to purchase 68 shares of Common Stock at an exercise price of $108.00 per share owned indirectly by Inizio Capital. Mr. Kristensen serves as a director of Inizio Capital and as a vice president of Hanson Technology, and therefore may have voting or investment power over such shares.

(14)	Such shares of restricted Common Stock are subject to annual vesting over a period of three years beginning September 1, 2019.

(15)	Mr. Tobias replaced Brian Herr as a director of the Company, effective February 10, 2020.

(16)	Mr. Peruvemba replaced Sam Runco as a director of the Company, effective June 22, 2020.

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DESCRIPTION OF SECURITIES THAT THE SELLING STOCKHOLDERS ARE OFFERING

The Selling Stockholders are offering for resale up to an aggregate of 4,315,000 shares of Common Stock issuable upon exercise of the Warrants. The following description of our Common Stock, certain provisions of our certificate of incorporation, as amended, our bylaws and Delaware law are summaries. You should also refer to certificate of incorporation, as amended, and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

General

Our certificate of incorporation, as amended, authorizes the issuance of up to 200,000,000 shares of Common Stock, par value $0.0001 per share, and up to 20,000,000 shares of blank check preferred stock, par value $0.0001 per share. Our Board may establish the rights and preferences of the preferred stock from time to time. As of July 21, 2020, there were an aggregate of 7,723,353 shares of Common Stock issued and outstanding, held by 126 stockholders of record (which do not include shares of Common Stock held in street name), and an aggregate of 250,000 shares of Series A Preferred Stock issued and outstanding, held by 1 stockholder of record. This number of shares of Common Stock excludes (a) shares of Common Stock to be issued upon exercise of warrants and pre-funded warrants to purchase an aggregate of 7,337,199 shares of Common Stock as of July 21, 2020, (b) 705 shares of restricted stock to be released to a terminated employee in two equal tranches over the next 7 months pursuant to the terms of such employee’s restricted stock agreement, (c) 20,000 Deferred Shares under our LTIP issued to Michael Howse, a member of our Board, pursuant the Deferred Shares Agreement and (d) 12,500 shares of Common Stock issuable upon conversion of 250,000 shares of our Series A Preferred Stock. Additionally, the number of shares of Common Stock that will be outstanding after this offering also includes (e) up to an aggregate of 4,315,000 shares of Common Stock underlying the Warrants to be offered and sold by the Selling Stockholders.

On March 31, 2020, our stockholders approved a reverse stock split of our outstanding Common Stock at a specific ratio within a range from one-for-four to one-for-twenty, and also granted authorization to our Board to determine, in its sole discretion, the specific ratio and timing of such reverse stock split. In accordance therewith, on April 9, 2020, a one-for-twenty reverse stock split of our outstanding Common Stock became effective for the trading of our Common Stock. All share and price per share information in this prospectus has been adjusted to reflect such one-for-twenty reverse stock split.

Common Stock

Voting Rights

Each holder of our Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our bylaws, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the Common Stock entitled to vote in any election of directors will be able elect all of the directors standing for election, if they should so choose.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our Common Stock will be entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board out of legally available funds. The right of holders of our Common Stock to receive dividends is subject to the rights of holders of Series A Preferred Stock to received dividends pursuant to the Certificate of Designations.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding preferred stock, including, without limitation, the liquidation preference granted to holders of our Series A Preferred Stock pursuant to the Certificate of Designations.

Rights and Preferences

Holders of Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate in the future, including, without limitation, the rights granted to holders of our Series A Preferred Stock pursuant to the Certificate of Designations.

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Registration Rights

Certain holders of the Company’s outstanding warrants, including, but not limited to, warrants issued in connection with the March 2020 Private Placement, are exercisable for an aggregate of 487,319 shares of Common Stock at prices ranging from $6.40 to $207.00, have registration rights which require the Company to file a registration statement to register the shares of Common Stock underlying such warrants. Such number of shares underlying the Company’s outstanding warrants excludes all Warrant Shares underlying the Warrants issued to the Selling Stockholders in connection with the June 2020 Offerings that are being registered for resale pursuant to this registration statement.

Pursuant to the Preferred SPA, holders of shares of the Series A Preferred Stock have the right to require the Company to register the shares of Series A Preferred Stock as well as the shares of Common Stock underlying such shares and the warrant issued to Ms. Walsh in connection with the Preferred SPA within 180 days of the Closing Date (as defined in the Preferred SPA) on which purchasers have committed to purchase an aggregate of amount of Series A Preferred Stock with an aggregate stated value equal to or exceeding $250,000.

In connection with the March 2020 Private Placement, the Company, as required, filed a registration statement on Form S-1, as amended, with the SEC (File No. 333-237516), in order to address, among other things, the Company’s compliance with Nasdaq Listing Rule 5550(b)(1). Pursuant to the March 2020 Purchase Agreement, in the event that such offering closed on or prior to 45 days from the date of the March 2020 Purchase Agreement , the Company was obligated to file a registration statement on Form S-1 or Form S-3 with the SEC covering the resale of all shares of Common Stock issuable pursuant to the March 2020 Note and the March 2020 Warrant, respectively (the “Resale Registration Statement”), and to ensure such Resale Registration Statement is declared effective no later than 180 days following the closing date of the March 2020 Private Placement. In order to satisfy such obligation, the Company conducted the April 2020 Offering, and on April 23, 2020, such offering closed on or prior to such 45-day period. Pursuant to the March 2020 Purchase Agreement, the Company has also granted the Investor piggy-back registration rights with respect to such underlying shares of Common Stock. Additionally, the Company granted identical registration rights to Maxim Group LLC, the placement agent for the March 2020 Private Placement (“Maxim”), with respect to the shares of Common Stock underlying a warrant issued to Maxim as partial consideration for serving as placement agent in connection with the March 2020 Private Placement.

Pursuant to the Purchase Agreements, the Company was obligated to file a registration statement on Form S-1 or Form S-3 with the SEC covering the resale of all Warrant Shares issuable pursuant to the Warrants (the “July 2020 Resale Registration Statement”) within 30 days of the date of each of the Purchase Agreements, and to ensure such July 2020 Resale Registration Statement is declared effective no later than 181 days following the closing date of each of the June 2020 Offerings. In order to satisfy such obligations, the Company is filing this registration statement to register for resale all of the Warrant Shares issuable upon exercise of the Warrants issued to the Selling Stockholders in connection with the June 2020 Offerings.

Anti-Takeover Provisions

Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Anti-Takeover Effects of Certain Provisions of our Bylaws

Our bylaws provide that directors may be removed by the stockholders with or without cause upon the vote of a majority of the holders of Common Stock then entitled to vote. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors or of the stockholders, and vacancies may only be filled by a majority vote of the directors, including those who may have resigned. Except as otherwise provided in the bylaws and the certificate of incorporation, as amended, any vacancies or newly created directorships on the board of directors resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Our bylaws also provide that only our chairman of the Board, chief executive officer, president or one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at that meeting may call a special meeting of stockholders.

The combination of these provisions makes it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Since our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC.

Nasdaq Listing

Our Common Stock is listed on Nasdaq under the symbol “WISA.”

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PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Stockholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and are informing the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sullivan &Worcester LLP of New York, New York.

EXPERTS

The consolidated financial statements of Summit Wireless Technologies, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.summitwireless.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our Common Stock in this offering.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” into this prospectus the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC and incorporate by reference in this prospectus, except as superseded, supplemented or modified by this prospectus, the documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 25, 2020;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, filed with the SEC on May 27, 2020, and Amendment No. 1 to our Quarterly Report on Form 10-Q/A, filed with the SEC on June 18, 2020;

•	our Definitive Proxy Statement on Schedule 14A for our special meeting of stockholders held on March 31, 2020, filed with the SEC on March 9, 2020;

•	our Current Reports on Forms 8-K and 8-K/A filed with the SEC on February 12, 2020, March 3, 2020, March 26, 2020, April 3, 2020; April 8, 2020, April 21, 2020, April 24, 2020, May 7, 2020, May 11, 2020, May 11, 2020, May 18, 2020, May 18, 2020, June 5, 2020, June 8, 2020, June 10, 2020, June 11, 2020, June 23, 2020 and June 24, 2020; and

•	our registration statement on Form 8-A filed with the SEC on July 25, 2018.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Summit Wireless Technologies, Inc.
6840 Via Del Oro Ste. 280

San Jose, CA 95119

(408) 627-4716
info@summitwireless.com

Copies of these filings are also available on our website at www.summitwireless.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

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Summit Wireless Technologies, Inc.

Up to 4,315,000 Shares of Common Stock underlying Warrants

PROSPECTUS

The date of this prospectus is July 22, 2020.

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